   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1996
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            APEX PC SOLUTIONS, INC.
                 (Name of small business issuer in its charter)

            WASHINGTON                            3577                         91-1577634
  (State or other jurisdiction of     (Primary standard industrial          (I.R.S. employer
  incorporation or organization)      classification code number)        identification number)

                            ------------------------
                            20031 142ND AVENUE, N.E.
                         WOODINVILLE, WASHINGTON 98072
                                 (206) 402-9393
(Address and telephone number of principal executive offices and principal place of business)
                            ------------------------
                                 KEVIN J. HAFER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            20031 142ND AVENUE, N.E.
                         WOODINVILLE, WASHINGTON 98072
                                 (206) 402-9393
           (Name, address, and telephone number of agent for service)
                            ------------------------
                                   COPIES TO:

       SAMUEL F. SARACINO, ESQ.                   JEFFREY D. SAPER, ESQ.
       KAREN A. ANDERSEN, ESQ.                 PATRICK J. SCHULTHEIS, ESQ.
      DAVIS WRIGHT TREMAINE LLP             WILSON SONSINI GOODRICH & ROSATI,
  2600 CENTURY SQUARE -- 1501 FOURTH             PROFESSIONAL CORPORATION
                AVENUE
    SEATTLE, WASHINGTON 98101-1688                  650 PAGE MILL ROAD
            (206) 622-3150                   PALO ALTO, CALIFORNIA 94304-1050
                                                      (415) 493-9300

                            ------------------------
                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED           BE REGISTERED(1)      PER SHARE(2)       OFFERING PRICE     REGISTRATION FEE
Common Stock, no par value.................      4,025,000             $11.00           $44,275,000           $13,417

(1) Includes 525,000 shares which may be sold upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 promulgated under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 12, 1996
                                3,500,000 SHARES

                                  [APEX LOGO]

                                  COMMON STOCK

    ALL OF THE 3,500,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING ISSUED AND SOLD BY APEX PC SOLUTIONS, INC. ("APEX" OR THE "COMPANY").
    PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $9.00 AND $11.00 PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE. APPLICATION HAS BEEN MADE FOR QUOTATION OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "APEX."
    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
   THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              PRICE TO       UNDERWRITING      PROCEEDS TO
                                               PUBLIC        DISCOUNT (1)      COMPANY (2)
PER SHARE................................         $                $                $
TOTAL (3)................................         $                $                $

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.
(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY, ESTIMATED AT $800,000.
(3) CERTAIN OF THE COMPANY'S SHAREHOLDERS (THE "SELLING SHAREHOLDERS") HAVE GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 525,000 ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE PRICE TO PUBLIC WILL
    TOTAL $       , THE UNDERWRITING DISCOUNT WILL TOTAL $       , AND THE
    PROCEEDS TO SELLING SHAREHOLDERS WILL TOTAL $       . SEE "UNDERWRITING."
    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFOR AT
THE OFFICE OF MONTGOMERY SECURITIES ON OR ABOUT        , 1997.

                              -------------------

MONTGOMERY SECURITIES                                              DAIN BOSWORTH
                                                                    INCORPORATED
                                         , 1997

    FOR INSIDE FRONT COVER:
    Beginning at the top of this page, the following text cascades from right to left down the page:
    "The proliferation of distributed network computing using a client/server architecture of interconnected PCs has created significant network administration and space problems for the organizations that rely on them. International Data Corporation projects that annual shipments of PC servers and superservers will reach approximately 2.6 million units through the year 2000.
    Apex's product line combines sophisticated switching technology and customized cabinet systems to aid network administrators in managing their organizations' complex and growing server populations."
    The Company's logo ("Company Logo") appears beneath the foregoing text on the left side of the page.
    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
    FOR GATEFOLD:
    This page consists of a two-page gatefold (the "Gatefold"). Centered across the top is the phrase "THE APEX PRODUCT SOLUTIONS." The Company Logo appears in the upper right-hand corner of the right page of the Gatefold.
    On the left half of the left page of the Gatefold, three different graphical images (the "Problem Graphics") are organized top to bottom underneath the phrase "Client/Server Problems". The top Problem Graphic consists of a depiction of approximately eight different desktop and tower server computers ("servers"), each with its own video monitor and keyboard, cabled together. The middle Problem Graphic consists of a depiction of approximately thirty-two servers, each with its own video monitor and keyboard, cabled together. The bottom Problem Graphic consists of a depiction of numerous servers computers, each with its own video monitor and keyboard, cabled together and stored on large tables.
    A dotted-lined arrow flows from left to right from each Problem Graphic to its corresponding Apex Solution Graphic described below.
    On the right half of the left page of the Gatefold are the following six paragraphs superimposed over a large half-toned Mountain Image:
    "Client/server networks typically utilize multiple servers designed to operate as stand-alone systems each with a console consisting of a keyboard, video monitor and mouse.
    Apex switching systems consolidate the control and monitoring of multiple network servers to a centralized command center consisting of one or more console positions. Apex switching products provide connectivity to virtually all major server platforms.
    When a network fails, an administrator's ability to quickly and efficiently diagnose and correct the problem is often hampered because the administrator is not able to access the software tools that reside on the network which are normally used to rectify network failures.
    Apex switching systems provide direct connections to network servers, enabling network administrators to monitor and access individual servers from up to a thousand feet away as if they were physically present, even if the network is down.
    Without efficient storage and configuration, network hardware consumes substantial and often expensive floor space and creates clutter that hampers network administration.
    Apex integrated cabinet solutions consolidate servers and other hardware in a single location to facilitate more efficient physical access for hardware maintenance tasks. Apex provides customized solutions for the storage of heterogeneous server populations."
    On the left half of the right page of the Gatefold, three different graphical images (the "Apex Solution Graphics") are organized top to bottom. The top Apex Solution Graphic (which is paired with the top Problem Graphic described above) consists of a graphical representation of an Apex switch (over which the words "OutLook or OutLook(4)" are superimposed), to the left of which is a column of eight attached servers and to the right of which is a column of four attached keyboard, video monitor and mouse consoles (with the top console in full-tone to depict a configuration using an OutLook switch and the bottom three consoles shaded to depict a configuration using an OutLook(4) switch). The middle Apex Solution Graphic (which is paired with the middle Problem Graphic) is similar to the top Apex Solution Graphic described above, except that the word "ViewPoint" is superimposed over the graphical representation of the Apex switch and that the words "Up to 32 Networked Servers" are above the column of attached servers and the words "Up to 16 Users" are above the column of attached consoles. The bottom Apex Solution Graphic depicts four DensePack cabinets with the same graphical representation of an Apex switch in front of the middle two cabinets and the word "DensePack" superimposed over the top of that representation. The DensePack cabinet depictions in the bottom Apex Solution Graphic represent different physical configurations of different types of servers, and over the DensePack cabinet depictions, from left to right, are the phrases "Rack Mount Systems", "Tower Systems", "Desktop Systems" and "Combination".
    On the right half of the right page of the Gatefold, three photographs depicting actual uses of the Company's products (the "Apex Solution Photographs") are organized from top to bottom. Each Apex Solution Photograph is paired (by means of a dotted-lined arrow) with the corresponding Apex Solution Graphic. The top Apex Solution Photograph is accompanied by the following text:
"OutLook and OutLook(4) can be expanded to provide centralized control of up to 64 servers from either one or four console positions." The middle Apex Solution Photograph is accompanied by the following text: "ViewPoint addresses the needs of very large server-intensive organizations with large network administrative staffs. A single ViewPoint, integrated with multiple OutLook switches, can access as many as 256 servers from as many as 16 consoles." The bottom Apex Solution Photograph is accompanied by the following text: "DensePack cabinets are designed to house network servers, related peripherals and communication equipment. DensePack cabinets are typically customized and are pre-cabled to allow quick hardware installs and connections."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. PROSPECTIVE INVESTORS ARE CAUTIONED THAT SUCH STATEMENTS ARE ONLY PREDICTIONS AND INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    Apex PC Solutions, Inc. (the "Company" or "Apex") designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company's switching systems enable client/server network administrators to manage multiple servers from a single keyboard, video monitor and mouse configuration (a "console"). Designed to address space, cost, administration and maintenance issues that organizations increasingly face when adopting client/server architecture, the Company's sophisticated switching and integrated cabinet systems enable network administrators to manage more efficiently their organizations' complex and growing server populations.

    The desire of many organizations to decentralize computing power while sharing technology resources and providing broad access to enterprise data has resulted in the widespread adoption of distributed network computing environments using a client/server architecture of interconnected PCs. According to International Data Corporation, a market research firm, worldwide shipments of PC servers and super servers are expected to grow 21.8% on a compounded annual basis, reaching approximately 2.6 million units shipped through the year 2000.

    The growing adoption of client/server architecture has created significant network administration and space problems for organizations. Client/server networks utilize servers that were designed to operate as stand-alone systems, each with its own console. Thus, to perform network administration and management tasks, network administrators must deal with an unwieldy number of consoles, whether centrally located or dispersed throughout the organization. In addition, constant availability of the network has become increasingly important. When a network fails, an administrator's ability to quickly and efficiently diagnose and correct the problem is often hampered because the administrator is not able to access the software tools that reside on the network which would otherwise be relied upon to rectify network failures. As organizations' network computing needs increase, the number of servers, consoles and other peripherals proliferates, creating storage and configuration problems. The increased use of "heterogeneous" server configurations using different platforms, such as Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc, and different operating systems, such as Windows NT, Unix, NetWare and OS/2, compounds the administration and storage problems faced by network administrators.

    The Company provides "plug and play" switching systems and integrated server cabinet solutions for many of the network administration, management and storage problems faced by organizations using client/server architecture. The Company's switching products, including OUTLOOK, OUTLOOK(4) and VIEWPOINT, enable network administrators to access multiple servers from one or more centralized consoles, consolidate hardware requirements, and provide direct hardwired connections between the console and the attached servers through the switch which facilitate access to servers even when the network is down. In addition, the Company's switching systems are able to work with heterogeneous server populations. All of the Company's switching products utilize the Company's proprietary On Screen Configuration And Reporting ("OSCAR") interface. OSCAR allows network administrators to immediately identify and access servers according to the administrators' own naming conventions. The Company also offers server cabinet solutions to consolidate and store heterogeneous servers and related hardware in a single cabinet that facilitates more efficient physical access for hardware maintenance tasks.

    The Company markets and sells its products through a direct sales force and various distribution channels. Apex supplies stand-alone switching systems to Compaq Computer Corporation and Hewlett-Packard Company for integration into their product offerings. Sales to Compaq and Hewlett-Packard represented approximately 25% and 10%, respectively, of the Company's net sales for the nine months ended September 30, 1996 and 54% and 6% of net sales, respectively, for 1995. According to International Data Corporation, Compaq and Hewlett-Packard shipped 43% of all PC servers and 66% of all super servers shipped worldwide in 1995. Customers of the Company's branded products in 1996 included Microsoft Corporation, Wells Fargo Bank, Owens Corning, Peoplesoft and the National Association of Securities Dealers.

    The Company's objective is to become the leading provider of hardware solutions for the administration, management and storage challenges inherent in the client/server network environment. Key elements to the Company's strategy for achieving this objective are to (i) continue to develop innovative products and enhancements to existing products, (ii) leverage its OEM experience to enter into new relationships with other server manufacturers in the U.S. and Europe,
(iii) increase market penetration for its branded products through direct sales and reseller channels, and (iv) create an international distribution network for the Company's branded switching products.

    The executive office of the Company is located at 20031 142nd Avenue, N.E., Woodinville, Washington 98072, and its telephone number is (206) 402-9393.

                                  THE OFFERING

Common Stock offered by the Company.........................  3,500,000 shares
Common Stock to be outstanding after this offering..........  12,160,016 shares (1)
Use of proceeds.............................................  To repay indebtedness, redeem preferred stock and for
                                                              general corporate purposes.
                                                              See "Use of Proceeds."
Proposed Nasdaq National Market symbol......................  APEX

------------------------

(1) Excludes (i) 707,864 shares of Common Stock reserved for issuance upon the exercise of options outstanding at December 10, 1996, at a weighted average exercise price of $0.2168 per share, (ii) 1,453,896 additional shares reserved for future issuance pursuant to the Company's 1995 Employee Stock Plan, and (iii) 250,000 shares reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan. See "Capitalization," "Management--Employee Stock Plan; -- Employee Stock Purchase Plan" and "Description of Capital Stock."

------------------------

    APEX PC SOLUTIONS, OSCAR, OUTLOOK, OUTLOOK(4), SUNDIAL, VIEWPOINT AND SWITCHBACK ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OF OTHER COMPANIES.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS GIVES EFFECT TO A TWO-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN JANUARY 1996 AND A FOUR-FOR-ONE SPLIT OF THE COMPANY'S COMMON STOCK EFFECTED IN DECEMBER 1996 AND ASSUMES (I) THE CONVERSION OF ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK INTO SHARES OF COMMON STOCK UPON CONSUMMATION OF THIS OFFERING, (II) THE REDEMPTION OF ALL OUTSTANDING SHARES OF SERIES B REDEEMABLE PREFERRED STOCK UPON CONSUMMATION OF THIS OFFERING AND (III) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               ELEVEN           YEARS ENDED             NINE MONTHS
                                                            MONTHS ENDED        DECEMBER 31,        ENDED SEPTEMBER 30,
                                                            DECEMBER 31,    --------------------  ------------------------
                                                              1993 (1)        1994       1995         1995         1996
                                                           ---------------  ---------  ---------  -------------  ---------
                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Net sales..............................................     $   2,945     $   7,310  $  19,671    $  11,793    $  23,267
  Gross profit...........................................         1,309         2,817      9,035        5,603        9,751
  Income from operations.................................           430           933      3,737        3,152        5,634
  Interest income (expense), net.........................             2             7       (186)         (33)      (1,419)
  Income from continuing operations before taxes.........           432           940      3,551        3,119        4,215
  Income from continuing operations......................           432           940      3,603        3,119        2,780
  Income from discontinued service operations............           245           601     --           --           --
  Net income.............................................     $     677     $   1,541  $   3,603    $   3,119    $   2,780

PRO FORMA DATA (2):
  Pro forma net income...................................           447         1,017  $   2,344    $   2,059    $   2,780
  Pro forma income per share.............................                              $    0.20    $    0.18    $    0.30
  Weighted average shares used in computing pro forma
    income per share (3).................................                                 11,520       11,520        9,120

                                                                                             SEPTEMBER 30, 1996
                                                                                         --------------------------
                                                                                          ACTUAL    AS ADJUSTED (4)
                                                                                         ---------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents............................................................  $   1,563     $   6,713
  Working capital......................................................................      7,382        12,532
  Total assets.........................................................................     10,158        15,308
  Subordinated debt....................................................................     20,000        --
  Long-term debt, less current portion.................................................      5,616            16
  Series B Redeemable Preferred Stock..................................................      1,000        --
  Shareholders' equity (deficit).......................................................    (18,619)       13,130

------------------------------

(1) The assets of the Company were spun off from Apex Computer Company (the "Predecessor") in February 1993 and were used to capitalize the Company.

(2) From inception through October 31, 1995, the Company was treated as an S Corporation for federal income tax purposes. The pro forma data reflects an estimate of income tax expense as if the Company were taxable as a C Corporation for the nine months ended September 30, 1995, each of the years ended December 31, 1995 and 1994 and the eleven months ended December 31, 1993. See Notes 1 and 10 of Notes to Financial Statements.

(3) See Note 1 of Notes to Financial Statements.

(4) Adjusted to reflect the sale and issuance by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

FLUCTUATIONS IN OPERATING RESULTS

    The Company has experienced substantial fluctuations in its operating results, on a quarterly and an annual basis, and the Company expects such fluctuations to continue in the future. The Company's operating results are affected by a number of factors, including: the volume and timing of orders, particularly from original equipment manufacturer ("OEM") customers; the timing of shipments; the timing of new product introductions and enhancements by the Company and its competitors; changes in product or distribution channel mixes; changes in pricing policies or price reductions by the Company or its competitors; the availability and cost of supplies and components; sales and marketing expenses related to entering into new markets, introducing new products and retaining current OEM and other large customers; seasonal customer demand; and fluctuations in sales of servers due to changes in economic conditions or capital spending levels.

    In general, the Company's sales cycle varies substantially and may be lengthy, making net sales difficult to forecast. The Company has experienced period to period variability in sales to each of its OEM customers and expects this pattern to continue in the future. Although the Company's OEM customers typically place orders for products several months prior to scheduled shipment dates, these orders are subject to cancellation up to eight weeks prior to the scheduled shipment date. The Company generally must plan production, order components and undertake its manufacturing activities prior to the time that these orders become firm. In addition, the Company's OEM customers have in the past requested, and will likely continue to request from time to time, that the Company delay shipment dates or cancel orders for products that are subject to firm orders. Accordingly, sales to OEMs for future quarters are difficult to predict. Moreover, any cancellation, rescheduling or reduction of orders by OEM customers in the future could materially adversely affect the Company's operating results. If the Company succeeds in increasing branded sales as a percentage of net sales, the Company's quarterly sales and operating results will become more dependent upon the volume and timing of branded product orders received during the quarter. Because customers of the Company's branded products (including resellers) typically place orders shortly before their requested shipment date, revenues from branded sales are difficult to forecast. The failure of the Company to accurately forecast the timing and volume of orders for branded products during any given quarter could adversely affect the Company's operating results for such quarter and, potentially, for future periods.

    Gross margins may vary significantly from period to period depending on a number of factors, including: the ratio of OEM sales to branded sales, as OEM sales typically have lower gross margins than branded sales; product mix, including the percentage of cabinet system sales, which generally have lower gross margins than sales of stand-alone switching systems; raw materials and labor costs; new product introductions by the Company and its competitors; and the level of outsourcing of manufacturing and assembly services by the Company. The Company expects that its gross margins will decline in the future primarily due to increased competition and the introduction of new technologies which may affect the prices of the Company's products. The Company expects that its operating results will be affected by seasonal trends and by general conditions in the server market. The Company believes that it has experienced and will continue to experience some degree of seasonality due to customer buying cycles. The Company believes that the fourth quarter has generally higher net sales levels due to customer budgeting and procurement cycles, which correspondingly may depress net sales in other quarters. Because the Company's business and operating results depend to a significant extent on the general conditions in the server market, any adverse change in the server market due to adverse economic conditions, declining capital spending levels or other factors could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON A LIMITED NUMBER OF OEM CUSTOMERS

    A substantial portion of the Company's sales is concentrated among a limited number of OEM customers. For 1994, and 1995 and the nine months ended September 30, 1996, sales to OEMs represented approximately 38%, 69% and 68% of the Company's net sales, respectively. For 1994 and 1995, sales to Compaq Computer Corporation ("Compaq") represented approximately 36% and 54%, respectively, of the Company's net sales. For the nine months ended September 30, 1996, sales to Compaq and Hewlett-Packard Company ("Hewlett-Packard") represented 25% and 10%, respectively, of the Company's net sales. The Company's OEM business is subject to risks such as contract termination, reduced or delayed orders, adoption of competing products developed by third parties for the OEM or by the OEM's internal development team, and change in corporate ownership, financial condition, business direction or product mix by the OEM, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has experienced, and may continue to experience, significant reductions or delays in orders from its OEM customers, which have had and may in the future have a material adverse effect on the Company's quarterly sales and operating results. See "--Fluctuations in Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." For example, in late 1995, one of the Company's OEM customers determined that its orders in the last half of 1995 exceeded its needs and, accordingly, reduced its ordering in the first half of 1996. The loss of any one of the Company's OEM customers could have a material adverse effect on the Company's business, financial condition and results of operations. For example, in October 1995, the Company entered into an OEM arrangement with International Business Machines Corporation ("IBM") for the production of an integrated server cabinet system incorporating the Company's switching products. While the products supplied by the Company met IBM's requirements, IBM concluded that its program had not achieved IBM's desired results and sought to terminate the arrangement in mid-1996 after the Company had expended significant financial, product development and operational resources in connection with this OEM arrangement. Although the Company negotiated a settlement with IBM that reimbursed the Company for its direct costs, the Company's branded product development efforts were delayed as a result of the Company's commitment of substantial product development resources to the IBM arrangement in the third and fourth quarters of 1995 and the first quarter of 1996. For the nine months ended September 30, 1996, sales to IBM represented 24% of the Companys' net sales. While the Company has contracts with certain of its existing OEM customers, none of the Company's OEM customers is obligated to purchase products from the Company except pursuant to binding purchase orders. Consequently, any OEM customer could cease doing business with the Company at any time. The Company's dependence upon its OEMs also results in a significant concentration of credit risk, as a substantial portion of the Company's trade receivables outstanding from time to time is concentrated among a limited number of customers. See Note 1 of Notes to Financial Statements.

INTENSE COMPETITION

    The markets for the Company's products are highly fragmented and intensely competitive. The Company's business is becoming increasingly sensitive to new product introductions, price changes and marketing efforts by its competitors. Accordingly, the Company's future success will be highly dependent upon timely completion and introduction of new products and product features at competitive price and performance levels which address the evolving needs of the Company's customers. The Company is currently experiencing increased price competition in both the market for stand-alone switching systems and the market for integrated server cabinets and expects that pricing pressures will increase in the future. Increased competition could result in price reductions and loss of market share, which would adversely affect the Company's business, financial condition and results of operations. In the market for integrated switching systems, the Company competes with independent third parties such as Cybex Computer Products Corporation, Raritan Computer Inc., Rose Electronics, Elsner ComputerTechnik GmbH and StarTech Computer Accessories Ltd. In addition, certain of the Company's OEM customers, such as Hewlett-Packard and Compaq, could choose to internally manufacture switch products or offer those supplied by the Company's competitors. In the market for server cabinets, the Company competes with a significant number of regional manufacturers. Moreover, each of the Company's current OEM customers sells its own branded integrated server cabinets. The Company's server cabinets also compete with other types of lower density, unenclosed technology storage systems. The market for enclosed server cabinets and other technology storage systems is characterized by intense price competition and low barriers to entry, and many of the Company's competitors in this market offer products at significantly lower price points. The Company's ability to compete successfully in this market will depend in part upon the Company's ability to continue to differentiate its cabinet systems from competing products. See "Business--Competition."

    The Company's current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources than the Company, may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that enhance the ability of their products to address the needs of the Company's prospective customers. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressure faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE; NEED FOR NEW PRODUCT INTRODUCTIONS

    The market for the Company's switching products is characterized by rapid technological advances, frequent new product introductions and enhancements, and significant price competition. The introduction of products incorporating superior or alternative technologies, the emergence of new industry standards or changes in the market's pricing structure could render the Company's existing products and products under development obsolete or unmarketable. The Company's switching systems combine components, such as printed circuit boards, connectors, cable assemblies, power supplies and enclosures, that are manufactured by other companies and are generally available to the Company's competitors and potential competitors. The Company's future success will depend in large part upon its continued innovative application of such commercially available components to the expansion and enhancement of its existing products and the development and introduction of new products which address changing customer needs on a cost-effective and timely basis. The Company's failure to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction could have a material adverse effect on the Company's business, financial condition and results of operations. Due to the Company's significant reliance on OEM relationships, the Company's product development efforts are often focused on developing new products or enhancements for OEM customers. At times, these new products or enhancements may not be readily marketable to other customers without significant modification. The termination or significant disruption of the Company's relationship with any OEM or other customer for whom the Company has devoted significant product development resources is likely to result in lost opportunities with respect to the development of other products or enhancements. See "--Dependence Upon a Limited Number of OEM Customers."

DEPENDENCE UPON SUPPLIERS AND OUTSOURCED MANUFACTURING

    The principal components of the Company's switching products are power supplies, cable assemblies, line filters, enclosures and printed circuit boards, all of which are purchased from outside vendors. The Company buys components under purchase orders and generally does not have long-term agreements with its suppliers. Any termination of or significant disruption in the Company's relationship with suppliers of its switching product components may prevent the Company from filling customer orders in a timely manner, as the Company generally does not maintain large inventories of its products or components. The Company purchases a number of the components for its switching products from sole or a limited number of suppliers. For example, the Company currently obtains printed circuit boards included in, and the partial assembly of, concentrator switches from a single source. In addition, the frames for the Company's server cabinet systems are obtained from a single source and the sheet metal components are purchased locally from a small number of manufacturers. The Company has occasionally experienced and may in the future experience delays in delivery of such components. Although alternate suppliers are available for most of the components and services needed to produce the Company's products, the number of suppliers of some components is limited, and qualifying a replacement supplier and receiving components from alternate suppliers could take several months. The Company depends upon its suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with the Company's specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a third party supplier to remain competitive in functionality or price, or the failure of a supplier to comply with any of the Company's procurement needs could delay or interrupt the Company's ability to manufacture and deliver its products to customers on a timely basis, thereby adversely affecting the Company's business, financial condition and results of operations.

    The Company relies on third party manufacturers for subassembly of the Company's products. These outsourcing arrangements, and any future outsourcing arrangements involve numerous risks, including reduced control over product quality, delivery schedules, manufacturing yields and costs. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of such manufacturers, the Company remains primarily responsible to its customers for warranty obligations.

RELIANCE ON CLIENT/SERVER MARKET; IMPROVING NETWORK RELIABILITY AND TOOLS

    The Company's business is dependent upon the continued acceptance of the PC-based client/server model of network computing. Although distributed network computing utilizing client/server architecture has gained increasing acceptance, there can be no assurance that use of this networking model will continue to grow or that it will not be replaced by new technologies for network computing, thereby rendering the Company's products obsolete. In addition, the market for the Company's switching products is driven in part by the inherent unreliability of client/server networks. As client/server networks continue to proliferate, however, server manufacturers and software providers may develop greater reliability and better tools for managing networks. To the extent that greater reliability and better network management tools are successfully developed, the Company's switching products could be rendered obsolete, which would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATING TO DEVELOPMENT OF EXPANDED RESELLER CHANNEL

    The Company expects to rely increasingly on resellers, including value added resellers and systems integrators, to sell its branded products, and the Company's strategy contemplates the expansion of its reseller channel both domestically and internationally. The Company's future success will depend in part on its ability to attract, train and motivate such resellers. There can be no assurance that the Company will be successful in expanding its reseller channel. The Company will be required to invest significant additional resources in order to expand its reseller channel, and there can be no assurance that the cost of the Company's investment in further developing this channel will not exceed the revenues generated from such investment. The Company provides and expects to continue providing discounts and other special pricing arrangements to its resellers. As a result of such discounts and other arrangements, the Company's gross margins on sales through resellers are expected to be lower than gross margins on direct sales. Although the Company's existing reseller arrangements generally do not afford material rights of return, as the Company expands its reseller channel, the Company expects that certain resellers will have significant rights of return. There can be no assurance that actual returns in the future will not have a material adverse effect on the Company's business, financial condition and results of operations. See "--Product Returns and Warranty Claims." The Company's agreements with its resellers generally are nonexclusive and may be terminated on short notice by either party without cause. The Company's resellers are not within the control of the Company, are not obligated to purchase products from the Company and frequently offer products of several different manufacturers, including products competitive with the Company's products. There can be no assurance that these resellers will not give higher priority to the sale of such other products. A reduction in sales efforts by the Company's resellers could lead to reduced sales by the Company and could materially adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent in large part upon its ability to retain its key management and technical personnel, including Kevin Hafer, President and Chief Executive Officer, and Chris Sirianni, Vice President, Sales and Marketing. The future success of the Company will be highly dependent upon the personal efforts of Mr. Hafer, Mr. Sirianni and other key management and technical personnel, and the loss of services of any one of them could have a material adverse effect on the Company's business, financial condition and results of operations. Mr. Hafer is the only executive officer or employee with whom the Company has entered into an employment agreement. The Company's success will also be dependent in part upon its ability to attract, retain and motivate highly skilled employees. Competition for employees with the skills required by the Company, particularly engineering and other technical personnel, is intense, and there can be no assurance that the Company will be able to attract and retain highly skilled employees in sufficient numbers to sustain its current business or to support future growth.

MANAGEMENT OF GROWTH

    In recent periods, the Company has experienced rapid revenue and customer growth and expansion in the number of its employees, its product offerings and the scope and complexity of its financial systems. This growth has placed significant strain on the Company's management, operational and financial resources and has resulted in new and increased responsibilities for management personnel. The Company's officers have had limited or no experience in managing companies larger than the Company, and, in addition, the Company's Chief Financial Officer was hired in September 1996. There can be no assurance that the Company's management, personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. The Company's ability to effectively manage its recent growth and any future growth will require the Company to continue to implement and improve its operational, financial and information systems and will likely require additional management personnel. In addition, the Company believes that it must develop greater engineering, marketing, sales and customer support capabilities in order to develop new products and product enhancements, secure new customers at a rate necessary to achieve desired growth and effectively serve the evolving needs of present and future customers. There can be no assurance that the Company will be successful in strengthening these capabilities. Without adequate management, engineering, product development, marketing and sales and customer support capabilities, the Company's ability to effectively manage its growth, expand and enhance its product line, further penetrate its existing markets and develop new markets will be significantly limited. If the Company's management is unable to effectively manage the Company's growth, the business, financial condition and results of operations of the Company will be materially adversely affected.

PRODUCT RETURNS AND WARRANTY CLAIMS

    The Company's products carry warranties for parts and service. Although the Company's historical product return and warranty claims have not been significant, the Company's business, financial condition and results of operations could be materially adversely affected should the rate of product returns or warranty claims increase in the future. In addition, the Company may change its warranty policies in the future as a result of competitive pressures.

LIMITED PROTECTION OF PROPRIETARY RIGHTS; RISKS OF THIRD PARTY INFRINGEMENTS

    The Company's future success will depend in part upon its ability to protect its proprietary rights in its products. The Company seeks to protect its intellectual property rights by invoking the benefits of the patent, trademark, copyright, trade secret and unfair competition laws of the United States, which afford only limited protection. While the Company has no patents granted, it has filed a United States patent application and a corresponding application under the provisions of the Patent Cooperation Treaty (which permits the filing of corresponding foreign patent applications in numerous foreign countries within a limited time period) with respect to certain aspects of its products. There can be no assurance that patents will issue from any of the Company's pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, or provide meaningful protection or any commercial advantage to the Company. Moreover, competitors of the Company may be able to design around the Company's patents if any are issued. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus increase the likelihood of piracy of the Company's technology and products. Although the Company is not aware of any current infringement of its intellectual property rights, or any violation of its trade secrets or nondisclosure or licensing arrangements, there can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    The network server, electronics and related industries are characterized by vigorous pursuit and protection of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. Although to date the Company has received no notification from other companies of intellectual property rights held by those companies upon which the Company's products may infringe, the Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology.

    Further, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, suspend or cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. In the event that any third party makes a successful claim against the Company or its customers and a license is not made available to the Company on commercially reasonable terms, the Company's business, financial condition and results of operations would be adversely affected. See "Business--Proprietary Technology."

INCREASED DEMANDS ON CUSTOMER SUPPORT OPERATIONS

    Growth of the Company's branded sales, should it occur, is likely to be accompanied by increasing demands on the Company's customer support operations. As a result of the Company's commitment to a high level of customer support, the Company is likely to need to invest significant resources in the maintenance and improvement of its customer support resources. Any failure to maintain adequate customer support could cause customer dissatisfaction, result in reduced sales of the Company's products and, accordingly, materially adversely affect the Company's business, financial condition and results of operations.

RISKS RELATING TO DEVELOPMENT OF INTERNATIONAL DISTRIBUTION NETWORK AND
  INTERNATIONAL SALES

    The Company's strategy contemplates the development of an international distribution network in an effort to increase international sales of its branded switching products. See "Business--The Apex Strategy"; --Sales and Marketing." There can be no assurance that the Company will be successful in creating an international distribution network or in marketing and selling its products in foreign markets. If the revenues generated by international sales are not adequate to recover the expense of establishing, expanding and maintaining an international distribution network, the Company's business, financial condition and results of operations will be materially adversely affected. If international sales become a more significant component of the Company's net sales, the Company's business will become more vulnerable to the risks inherent in doing business on an international level, including difficulties in managing foreign resellers, longer payment cycles and problems in collecting accounts receivable, the effects of seasonal customer demand, changes in regulatory requirements, export restrictions, tariffs and other trade barriers, fluctuations in currency exchange rates, potentially adverse tax consequences and political instability. The existence or occurrence of any one of these factors could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED INDEPENDENT OPERATING HISTORY

    The business of the Company was operated as a division of, and was provided financial and operational support by, Apex Computer Company (the "Predecessor") through January 1993. In February 1993, the net assets of that division were spun off as a dividend to the sole shareholder of the Predecessor, who contributed those assets to the Company as its initial capital. The historical core business of the Company, computer maintenance services, was discontinued in mid-1994. As a company with limited independent operating history, the Company is subject to the risks inherent in a new business enterprise, including limited predictability of future operating results, competition from more established businesses, limited financial resources, limited management resources, limited sales and distribution capabilities, limited technical personnel resources and vulnerability to adverse economic conditions. Although the Company achieved profitability for the eleven months ended December 31, 1993 and was profitable in 1994 and 1995 and the nine months ended September 30, 1996, there can be no assurance that growth in net sales will continue or that the Company will be able to achieve or sustain profitability on a quarterly or annual basis in the future.

CONTROL BY EXISTING SHAREHOLDERS

    Following this offering, the Company's executive officers, directors and their affiliates will beneficially own approximately 70% of the Company's outstanding shares of Common Stock (66% if the Underwriters' over-allotment option is exercised in full). As a result of their securities ownership and positions with the Company, such shareholders, acting in concert, will be in a position to elect all of the members of the Board of Directors and to control the approval of substantially all matters requiring approval by the shareholders of the Company. This concentration of ownership under certain circumstances could have the effect of preventing or delaying a change in control of the Company. See "Principal Shareholders."

EFFECT OF ANTI-TAKEOVER PROVISIONS

    Pursuant to the Company's Restated Articles of Incorporation, the Company's Board of Directors has the authority to issue shares of preferred stock ("Preferred Stock") and to determine the designations, preferences and rights and the qualifications and restrictions of those shares without any further vote or action by the shareholders. The issuance of Preferred Stock, as well as certain provisions of Washington law and the Company's bylaws, could have the effect of making it more difficult or expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of shares of Common Stock in this offering will incur immediate, substantial dilution of $8.87 per share, assuming an initial public offering price of $10.00 per share. In addition, investors purchasing shares in this offering will incur additional dilution to the extent that outstanding options are exercised. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of the Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Upon consummation of this offering, there will be 12,160,016 shares of Common Stock outstanding. Of that number, the 3,500,000 shares offered hereby (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) will be immediately eligible for sale in the public market without restriction unless acquired by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act") and the remaining 8,660,016 shares (8,135,016 shares if the Underwriters' over-allotment option is exercised in full) are "restricted securities" (the "Restricted Shares") under the Securities Act. All of the holders of Restricted Shares have agreed not to sell their shares without the consent of the Underwriters for a period of 180 days from the date of this Prospectus. 1,860,016 Restricted Shares will be eligible for sale in the public market after expiration of these lock-up agreements, and the remaining 6,800,000 (6,275,000 if the Underwriters' over-allotment option is exercised in full) Restricted Shares will become eligible for sale in the public market from time to time in the future, in each case subject to the provisions of Rule 144. Moreover, holders of approximately 4,000,000 (3,774,000 if the Underwriters' over-allotment option is exercised in full) Restricted Shares are entitled to certain rights with respect to registration of such shares for offer or sale to the public. In addition, following the date of this Prospectus, the Company intends to register approximately 2,869,624 and 250,000 shares of Common Stock reserved for issuance under its 1995 Employee Stock Plan and under an Employee Stock Purchase Plan that will become effective upon consummation of this offering. See "Management--Employee Stock Plan; -- Employee Stock Purchase Plan"," "Shares Eligible for Future Sale" and "Description of Capital Stock-- Registration Rights."

NO PRIOR TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market for the Common Stock will develop or be sustained in the future. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters and may have no relationship to the price at which the Common Stock will trade after completion of this offering. See "Underwriting."

    The stock market has from time to time experienced extreme price and volume fluctuations, and such fluctuations have been particularly acute with respect to the securities of companies in the computer and other technology industries, especially those with small and middle market capitalizations. The market price for the Common Stock may be highly volatile as a result of a number of factors, including, but not limited to, fluctuations in operating results by the Company and its competitors, any failure by the Company or its competitors to meet analysts' expectations, changes in analysts' estimates, the state of the national economy, stock market conditions, actions by governmental agencies, litigation involving the Company, announcements of technological innovations or product introductions or delays by the Company or its competitors, and general conditions in the client/server industry. Many of such factors are beyond the Company's control.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered hereby are estimated to be $31,750,000, assuming an initial public offering price of $10.00 per share and after deduction of the underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders if the Underwriters' over-allotment option is exercised.

    Approximately $20.0 million of the net proceeds will be used to repay outstanding indebtedness under its Class A and Class B Subordinated Promissory Notes (the "Subordinated Notes"). The Subordinated Notes were issued in December 1995 to various affiliates of the Company. The Subordinated Notes bear interest at a rate of 7% per annum and, pursuant to their terms, are due and payable upon consummation of certain events, including this offering. The proceeds from the sale and issuance of the Class A Subordinated Notes were used by the Company to redeem shares from an affiliate of the Company, Britannia Holdings Limited, and the Class B Subordinated Note was issued by the Company to such affiliate in connection with such redemption. See "Certain Transactions." Approximately $5.6 million of the net proceeds will be used to repay long-term bank debt of the Company incurred in December 1995, and $600,000 will be used to redeem all 120,000 outstanding shares of the Company's Series B Redeemable Preferred Stock. The Series B Redeemable Preferred Stock was issued to the Company's President and Chief Executive Officer in December 1995 and is required to be redeemed upon the occurrence of certain events, including consummation of this offering. See "Certain Transactions."

    The remaining approximately $5.2 million of net proceeds will be used for general corporate purposes. Pending the uses described above, the Company intends to invest the net proceeds from this offering in short-term, interest bearing, investment-grade securities.

                                DIVIDEND POLICY

    For the foreseeable future, the Company expects to retain earnings to finance the expansion and development of its business. The payment of dividends is within the discretion of the Company's Board of Directors and will depend on the earnings, capital requirements and operating and financial condition of the Company, among other factors.

    From its inception through October 31, 1995, the Company was treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the Company's earnings from its inception through October 31, 1995 (the "Termination Date") were for federal income tax purposes taxed directly to the Company's sole shareholder, at his individual federal income tax rate, rather than to the Company. Subsequent to the Termination Date, the Company was no longer treated as an S Corporation and, accordingly, has been subject to federal and state income taxes on its earnings after October 31, 1995. In 1995, prior to the Termination Date, the Company's Board of Directors declared dividends in the aggregate amount of $4,614,322. See "Certain Transactions."

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company as of September 30, 1996, (ii) the pro forma capitalization of the Company reflecting the conversion of all outstanding shares of Series A Convertible Preferred Stock into Common Stock upon consummation of this offering, and (iii) the capitalization of the Company as adjusted to give effect to the sale of the 3,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, after deduction of the underwriting discount and estimated offering expenses and after the anticipated application of the estimated net proceeds therefrom. The information in the table below is qualified in its entirety by, and should be read in conjunction with, the financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                             SEPTEMBER 30, 1996
                                                                                    ------------------------------------
                                                                                      ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                    ----------  -----------  -----------
                                                                                     (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt (1):
  Note payable to bank............................................................  $    6,000   $   6,000    $     400
  Class A Subordinated Promissory Notes...........................................      10,000      10,000       --
  Class B Subordinated Promissory Notes...........................................      10,000      10,000       --
  Other long-term debt............................................................          16          16           16
                                                                                    ----------  -----------  -----------
    Total long-term debt..........................................................      26,016      26,016          416
                                                                                    ----------  -----------  -----------
Series B Redeemable Preferred Stock, no par value; 200,000 shares authorized,
 200,000 shares issued and outstanding, actual; 120,000 shares issued and
 outstanding, pro forma; no shares authorized or outstanding, as adjusted (2).....       1,000       1,000       --
                                                                                    ----------  -----------  -----------
Shareholders' equity:
  Series A Convertible Preferred Stock, no par value; 300,000 shares authorized,
    300,000 shares issued and outstanding, actual; no shares authorized or
    outstanding, pro forma or as adjusted.........................................       2,205      --           --
  Preferred Stock, no par value, no shares authorized or outstanding, actual or pro forma; 1,000,000 shares authorized, no shares outstanding, as adjusted....
  Common Stock, no par value; 10,000,000 shares authorized actual and pro forma;
    5,691,368 shares outstanding actual; 8,091,368 shares outstanding pro forma;
    100,000,000 authorized, 11,591,368 shares outstanding as adjusted (3).........         344       2,549       34,299
  Deferred compensation...........................................................        (906)       (906)        (906)
  Accumulated deficit.............................................................     (20,263)    (20,263)     (20,263)
                                                                                    ----------  -----------  -----------
    Total shareholders' equity....................................................     (18,620)    (18,620)      13,130
                                                                                    ----------  -----------  -----------
  Total capitalization............................................................  $    8,396   $   8,396    $  13,546
                                                                                    ----------  -----------  -----------
                                                                                    ----------  -----------  -----------

------------------------
(1) See Notes 4 and 5 of Notes to Financial Statements. The Company intends to repay an additional $400,000 of the note payable to bank on December 31, 1996.
(2) The Company intends to redeem 80,000 shares of Series B Redeemable Preferred Stock, at a price of $5.00 per share, on January 1, 1997. See "Certain Transactions." Upon consummation of this offering, all then outstanding shares of Series B Redeemable Preferred Stock will be redeemed at a price of $5.00 per share.
(3) Excludes (i) 707,864 shares of Common Stock reserved for issuance upon the exercise of options outstanding at December 10, 1996, at a weighted average exercise price of $0.2168 per share, (ii) 1,453,896 additional shares reserved for future issuance pursuant to the Company's 1995 Employee Stock Plan and (iii) 250,000 shares reserved for future issuance pursuant to the Company's Employee Stock Purchase Plan. See "Management--Employee Stock Plan; --Employee Stock Purchase Plan."

                                    DILUTION

    The pro forma net tangible book value (deficit) of the Company as of September 30, 1996 was ($18,619,395), or $(2.30) per share of Common Stock, after giving effect to the automatic conversion of all outstanding shares of Series A Convertible Preferred Stock upon the consummation of this offering. "Pro forma net tangible book value (deficit) per share" represents the amount of total tangible assets of the Company less total liabilities and Series B Redeemable Preferred Stock divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 3,500,000 shares of Common Stock offered by the Company hereby at an assumed initial offering price of $10.00 per share (and deducting the underwriting discount and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company as of September 30, 1996 would have been approximately $13,130,605 or $1.13 per share. This represents an immediate increase in net tangible book value of $3.43 per share to existing shareholders and an immediate dilution of $8.87 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............             $   10.00
Pro forma net tangible book value (deficit) per share before
 this offering..............................................  $   (2.30)
Increase in net tangible book value per share attributable
 to new investors...........................................       3.43
                                                              ---------
Pro forma net tangible book value per share after this
 offering...................................................                  1.13
                                                                         ---------
Dilution per share to new investors.........................             $    8.87
                                                                         ---------
                                                                         ---------

    The following table summarizes as of December 10, 1996 the differences between existing shareholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid, assuming an initial offering price of $10.00 per share:

                                   SHARES PURCHASED (1)        TOTAL CONSIDERATION        AVERAGE
                                 -------------------------  --------------------------   PRICE PER
                                    NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                 ------------  -----------  -------------  -----------  -----------
Existing shareholders..........     8,660,016       71.2%   $   3,210,148        8.4%    $    0.37
New investors..................     3,500,000       28.8       35,000,000       91.6     $   10.00
                                 ------------    -----      -------------    -----
      Total....................    12,160,016      100.0%   $  38,210,148      100.0%
                                 ------------    -----      -------------    -----
                                 ------------    -----      -------------    -----

    The foregoing tables assume no exercise of the Underwriters' over-allotment option or of any outstanding stock options to purchase Common Stock. As of December 10, 1996, there were outstanding stock options to purchase an aggregate of 707,864 shares of Common Stock with a weighted average exercise price of $0.2168 per share. To the extent such outstanding options are exercised, there will be further dilution to new investors. See "Management--Employee Stock Plan."
------------------------
(1) If the Underwriters' over-allotment option is exercised in full, sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 8,135,016 shares or 66.9% of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by the new investors to 4,025,000 shares or 33.1% of the total number of shares of Common Stock to be outstanding after this offering. See "Principal Shareholders."

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below have been derived from the financial statements of the Company and the related notes thereto. The selected financial data for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995 and the nine months ended September 30, 1996 are derived from the financial statements of the Company, which have been audited by Coopers & Lybrand L.L.P., independent accountants, and which are contained elsewhere in this Prospectus. The selected financial data for the nine months ended September 30, 1995 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the entire year. The following selected financial data should be read in conjunction with the Company's financial statements and the related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                            ELEVEN           YEARS ENDED         NINE MONTHS ENDED
                                                         MONTHS ENDED        DECEMBER 31,          SEPTEMBER 30,
                                                        DECEMBER 31,     --------------------  ----------------------
                                                           1993 (1)        1994       1995        1995        1996
                                                        ---------------  ---------  ---------  -----------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales.............................................     $   2,945     $   7,310  $  19,671   $  11,793   $  23,267
Cost of sales.........................................         1,636         4,493     10,636       6,190      13,516
                                                              ------     ---------  ---------  -----------  ---------
Gross profit..........................................         1,309         2,817      9,035       5,603       9,751
                                                              ------     ---------  ---------  -----------  ---------
Operating expenses:
  Research and development............................           226           278        913         645         655
  Sales and marketing.................................           123           370      1,631       1,003       1,758
  General and administrative..........................           530         1,236      2,754         803       1,704
                                                              ------     ---------  ---------  -----------  ---------
      Total operating expenses........................           879         1,884      5,298       2,451       4,117
                                                              ------     ---------  ---------  -----------  ---------
Income from operations................................           430           933      3,737       3,152       5,634
                                                              ------     ---------  ---------  -----------  ---------
Interest income (expense), net........................             2             7       (186)        (33)     (1,419)
                                                              ------     ---------  ---------  -----------  ---------
Income from continuing operations before taxes........           432           940      3,551       3,119       4,215
Provision (benefit) for income taxes..................        --            --            (52)     --           1,435
                                                              ------     ---------  ---------  -----------  ---------
Income from continuing operations.....................           432           940      3,603       3,119       2,780
Income from discontinued service operations...........           245           601     --          --          --
                                                              ------     ---------  ---------  -----------  ---------
Net income............................................     $     677     $   1,541  $   3,603   $   3,119   $   2,780
                                                              ------     ---------  ---------  -----------  ---------
                                                              ------     ---------  ---------  -----------  ---------
PRO FORMA DATA (2):
Historical income from operations before provision for
 income taxes.........................................     $     677     $   1,541  $   3,551   $   3,119   $   4,215
Pro forma provision for income taxes..................           230           524      1,207       1,060       1,435
                                                              ------     ---------  ---------  -----------  ---------
Pro forma net income..................................     $     447     $   1,017  $   2,344   $   2,059   $   2,780
                                                              ------     ---------  ---------  -----------  ---------
                                                              ------     ---------  ---------  -----------  ---------
Pro forma income per share............................                              $    0.20   $    0.18   $    0.30
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------
Weighted average shares used in computing pro forma
 income per share (3).................................                                 11,520      11,520       9,120
                                                                                    ---------  -----------  ---------
                                                                                    ---------  -----------  ---------

                                                                               DECEMBER 31,
                                                                      -------------------------------  SEPTEMBER 30,
                                                                        1993       1994       1995         1996
                                                                      ---------  ---------  ---------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents...........................................  $      10  $     388  $   2,676   $     1,563
Working capital (deficit)...........................................      1,082      1,603      4,650         7,382
Total assets........................................................      1,577      2,338      9,048        10,158
Subordinated debt...................................................          0          0     20,000        20,000
Long-term debt, less current portion................................        230        225      5,615         5,615
Series A Convertible Preferred Stock................................          0          0      2,205         2,205
Series B Redeemable Preferred Stock.................................          0          0      1,000         1,000
Shareholders' equity (deficit)......................................        957      1,462    (21,543)      (18,619)

------------------------
(1) The assets of the Company were spun off from the Predecessor in February 1993 and were used to capitalize the Company.

(2) From inception through October 31, 1995, the Company was treated as an S Corporation for federal income tax purposes. The pro forma data reflects an estimate of income tax expense as if the Company were taxable as a C Corporation for the nine months ended September 30, 1995, each of the years ended December 31, 1995 and 1994 and the eleven months ended December 31, 1993. See Notes 1 and 10 of Notes to Financial Statements.

(3) See Note 1 of Notes to Financial Statements for calculation of weighted average shares used in computing pro forma income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company operated as a division of Apex Computer Company (the "Predecessor") through January 1993, providing computer maintenance services to Microsoft Corporation ("Microsoft") and selling integrated server cabinets and, to a limited extent, stand-alone switching systems, primarily to Microsoft. In February 1993, the assets of that division were spun off as a dividend to the sole shareholder of the Predecessor, who contributed those assets as the initial capital of the Company. See "Certain Transactions." Throughout 1993, the Company derived revenue primarily from the provision of computer maintenance services to Microsoft. In May 1994, the Company began selling stand-alone switching systems to Compaq for integration into server cabinets. In June 1994, the Company discontinued its computer maintenance service business and determined to concentrate on sales of stand-alone switching products and server cabinets, including server cabinets with integrated switching systems.

    In December 1995, the Company effected a leveraged recapitalization (the "Leveraged Recapitalization") pursuant to which the Company sold Common Stock and Series A Convertible Preferred Stock to a group of investors for approximately $12.5 million and issued to such investors Class A Subordinated Promissory Notes in the aggregate principal amount of $10.0 million. In connection therewith, the Company redeemed Common Stock from one of its shareholders for approximately $12.5 million in cash and the issuance of a Class B Subordinated Promissory Note in the aggregate principal amount of $10.0 million. The subordinated promissory notes issued by the Company in connection with the Leveraged Recapitalization bear interest at a rate of 7% per annum, provide for quarterly interest payments and require the repayment of all principal and any accrued and unpaid interest on the consummation of certain liquidity events, including this offering. See "Certain Transactions."

    From its inception through October 31, 1995 (the "Termination Date"), the Company was treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the Company's earnings from its inception through the Termination Date were for federal income tax purposes taxed directly to the Company's sole shareholder, at his individual federal income tax rate, rather than to the Company. The pro forma provision for income taxes reflects an estimate of income tax expense at federal statutory rates as if the Company were taxable as a C Corporation for the nine months ended September 30, 1995, each of the years ended December 31, 1995 and 1994, and the eleven months ended December 31, 1993. See Notes 1 and 10 of Notes to Financial Statements.

    A significant portion of the Company's sales are concentrated among a limited number of OEM customers. For 1994, 1995 and the nine months ended September 30, 1996, sales to the Company's OEM customers, represented approximately 38%, 69% and 68% of the Company's net sales, respectively. The Company's OEM business is subject to risks such as contract termination, reduced or delayed orders, adoption of competing products developed by third parties for the OEM or by the OEM's internal development team, and change in corporate ownership, financial condition, business direction or product mix by the OEM, any of which could have a material adverse effect on the Company's results of operations. The Company has experienced, and may continue to experience, significant reductions or delays in orders from its OEM customers which have had and may in the future have a material adverse effect on the Company's quarterly sales and operating results. See "Risk Factors--Fluctuations in Operating Results." In December 1995, one of the Company's OEM customers determined that its orders of Company switches in late 1995 exceeded its needs and, accordingly, reduced its orders for delivery of additional switches in the first half of 1996. While the Company has contracts with certain of its existing OEM customers, none of the Company's OEM customers is obligated to purchase products from the Company except pursuant to binding purchase orders. The failure of any of the Company's OEMs to continue to place orders at current or anticipated levels would likely have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence Upon a Limited Number of OEM Customers."

    In 1995, the Company entered into an OEM arrangement with IBM for the production of an integrated server cabinet system incorporating the Company's switching products. While the products supplied by the Company met IBM's requirements, after the Company had expended significant product development and operational resources in connection with the IBM arrangement, IBM concluded that its program had not achieved desired results and sought to terminate shipments in mid-1996. Although the Company negotiated a settlement that covered its direct costs, the Company's branded product development efforts were delayed as a result of the Company's commitment of substantial product development resources to the IBM arrangement in the third and fourth quarters of 1995 and the first quarter of 1996. IBM accounted for only 1% of the Company's net sales in 1995, but accounted for 24% of the Company's net sales in the nine months ended September 30, 1996.

    The Company is currently experiencing increased price competition in both the market for stand-alone switching systems and the market for integrated server cabinet systems and expects that pricing pressures will increase in the future. Increased competition could result in price reduction and loss of market share which would adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Intense Competition."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected statement of operations data expressed as a percentage of net sales:

                                                             ELEVEN             YEARS ENDED               NINE MONTHS
                                                          MONTHS ENDED          DECEMBER 31,          ENDED SEPTEMBER 30,
                                                          DECEMBER 31,    ------------------------  ------------------------
                                                              1993           1994         1995         1995         1996
                                                         ---------------  -----------  -----------  -----------  -----------
Net sales..............................................        100.0%         100.0%       100.0%       100.0%       100.0%
Cost of sales..........................................         55.6           61.5         54.1         52.5         58.1
                                                               -----          -----        -----        -----        -----
Gross margin...........................................         44.4           38.5         45.9         47.5         41.9
                                                               -----          -----        -----        -----        -----
Operating expenses:
  Research and development.............................          7.7            3.8          4.6          5.5          2.8
  Sales and marketing..................................          4.2            5.0          8.3          8.5          7.6
  General and administrative...........................         18.0           16.9         14.0          6.8          7.3
                                                               -----          -----        -----        -----        -----
    Total operating expenses...........................         29.9           25.7         26.9         20.8         17.7
                                                               -----          -----        -----        -----        -----
Income from operations.................................         14.5           12.8         19.0         26.7         24.2
                                                               -----          -----        -----        -----        -----
Interest income (expense), net.........................          0.1            0.1        (0.9)        (0.2)        (6.1)
                                                               -----          -----        -----        -----        -----
Income from continuing operations before provision for
  income taxes.........................................         14.6           12.9         18.1         26.5         18.1
Provision for income taxes (pro forma through December
  31, 1995)............................................          4.9            4.4          6.2          9.0          6.2
                                                               -----          -----        -----        -----        -----
Income from continuing operations (pro forma through
  December 31, 1995)...................................          9.7            8.5         11.9         17.5         11.9
Income from discontinued service operations (net of pro
  forma taxes).........................................          5.5            5.4
                                                               -----          -----        -----        -----        -----
Net income (pro forma through December 31, 1995).......         15.2%          13.9%        11.9%        17.5%        11.9%
                                                               -----          -----        -----        -----        -----
                                                               -----          -----        -----        -----        -----

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

    NET SALES. The Company's net sales consist of sales of stand-alone switching systems and integrated server cabinets. Net sales increased 97% to $23.3 million for the nine months ended September 30, 1996 from $11.8 million for the nine months ended September 30, 1995. This increase was due primarily to increased sales of stand-alone switching systems to OEMs, sales of integrated server cabinet systems to IBM in the first half of 1996, and, to a lesser extent, sales of branded switching systems to resellers in 1996.

    GROSS MARGIN. Gross margin is affected by a variety of factors, including: the ratio of OEM sales to branded sales, as OEM sales typically have lower gross margins than branded sales; product mix, including the percentage of cabinet system sales which generally have lower gross margins than sales of stand-alone switching systems; raw materials and labor costs; new product introductions by the Company and its competitors; and the level of outsourcing of manufacturing and assembly services by the Company. Gross margin declined to 41.9% for the nine months ended September 30, 1996 from 47.5% for the nine months ended September 30, 1995, due to increased OEM sales as a percentage of net sales, including sales of cabinet systems to IBM in the first half of 1996, as well as increased outsourcing by the Company of component assembly to meet customer demand. In addition the Company accrued $490,000 in warranty and inventory reserves in the nine months ended September 30, 1996. The Company expects that increased competition may affect pricing and therefore erode the Company's gross margins in the future. See "Risk Factors--Intense Competition."

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses include compensation for engineers and materials costs and are expensed as they are incurred. Research and development expenses increased to $656,000 for the nine months ended September 30, 1996 from $645,000 for the nine months ended September 30, 1995, but declined as a percentage of net sales to 2.8% for the nine months ended September 30, 1996 from 5.5% for the nine months ended September 30, 1995. The Company believes that the timely development of innovative products and enhancements to existing products is essential to maintaining its competitive position and, therefore, expects research and development expenditures to increase in absolute dollars and as a percentage of net sales.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses include promotional material, trade show expenses and sales and marketing personnel costs, including sales commissions and travel. Sales and marketing expenses increased to $1.8 million for the nine months ended September 30, 1996 from $1.0 million for the nine months ended September 30, 1995, but declined as a percentage of net sales to 7.6% for the nine months ended September 30, 1996 from 8.5% for the nine months ended September 30, 1995. The increase in absolute dollars was primarily due to increased advertising and trade show expenses, including travel, and, to a lesser extent, increased personnel costs. The Company expects these expenditures to increase in absolute dollars as it seeks to increase its branded sales.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include personnel costs for administration, finance, human resources and general management, as well as rent, utilities and legal and accounting expenses, and provision for Washington State's gross receipts tax. General and administrative expenses increased to $1.7 million for the nine months ended September 30, 1996 from $803,000 for the nine months ended September 30, 1995. As a percentage of net sales, general and administrative expenses increased to 7.3% for the nine months ended September 30, 1996 from 6.8% for the nine months ended September 30, 1995. The increase in absolute dollars and as a percentage of net sales was primarily due to the move to larger facilities by the Company in September 1995 which increased rent, state tax increases associated with increased net sales, compensation expense associated with the Series B Redeemable Preferred Stock (see Note 8 of Notes to Financial Statements) and, to a lesser extent, increased legal and accounting costs and the addition of corporate infrastructure to support the Company's growth in net sales. The addition of personnel in the Company's finance and administration departments, together with expenses such as legal and accounting fees associated with being a public company, are expected to increase general and administrative costs in the future. The Company expects to incur compensation expense of approximately $875,000 due to the acceleration of the vesting of the shares of Series B Redeemable Preferred Stock issued to the Company's President and Chief Executive Officer in connection with the Leveraged Recapitalization. See "Certain Transactions."

    NET INTEREST EXPENSE (INCOME). Net interest expense increased to $1.4 million for the nine months ended September 30, 1996 from $32,000 for the nine months ended September 30, 1995. The increase in net interest expense resulted from indebtedness incurred in the Leveraged Recapitalization.

    PROVISION FOR INCOME TAXES. The provision for income taxes was approximately $1.4 million for the nine months ended September 30, 1996. The effective federal tax rate for the nine months ended September 30, 1996 was approximately 34%.

YEARS ENDED DECEMBER 31, 1995 AND 1994 AND ELEVEN MONTHS ENDED DECEMBER 31, 1993

    NET SALES. Net sales increased 169% to $19.7 million for 1995 from $7.3 million for 1994 and increased 148% in 1994 from $2.9 million for the eleven months ended December 31, 1993 ("Fiscal 1993"). These increases were primarily due to the initiation and growth of sales of stand-alone switching systems to OEM customers in 1994 and 1995, and, to a lesser extent, an increase in sales of branded stand-alone switching systems in 1995.

    GROSS MARGIN. Gross margin increased to 45.9% for 1995 from 38.5% for 1994, primarily due to greater sales of stand-alone switching systems, which generally have higher gross margins than server cabinets, and, to a lesser extent, increases in branded sales with higher gross margins and economies of scale gained from volume increases. Gross margin decreased to 38.5% for 1994 from 44.4% for Fiscal 1993, primarily due to the Company's entry into the OEM market, with its lower margins, as well as the costs associated with building the programs necessary to reach efficiencies in OEM production.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $913,000 for 1995 from $278,000 for 1994 and from $226,000 for
Fiscal 1993. As a percentage of net sales, research and development expenses increased to 4.6% in 1995 from 3.8% in 1994 and declined from 7.7% in Fiscal 1993. The increases in absolute dollars during the periods and as a percentage of net sales from 1994 to 1995 were primarily due to the addition of new engineers and the development of OUTLOOK and VIEWPOINT prototypes in 1994 and 1995.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased to $1.6 million for 1995 from $370,000 for 1994 and from $122,000 for Fiscal 1993. As a percentage of net sales, sales and marketing expenses increased to 8.3% in 1995 from 5.0% in 1994 and 4.2% in Fiscal 1993. The increases in absolute dollars and as a percentage of net sales were primarily due to increased advertising and tradeshow expenses and, to a lesser extent, sales commissions and personnel costs.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.8 million for 1995 from $1.2 million for 1994 and from $530,000 in Fiscal 1993. As a percentage of net sales, general and administrative expenses declined to 14.0% in 1995 from 16.9% in 1994 and 18.0% in Fiscal 1993. The increase in absolute dollars from 1994 to 1995 was primarily due to approximately $1.4 million incurred in December 1995 for transaction costs and bonuses associated with the Leveraged Recapitalization. The increase in absolute dollars from Fiscal 1993 to 1994 was primarily due to increased personnel costs associated with the increased infrastructure necessary to support increased growth.

    NET INTEREST EXPENSE (INCOME). Net interest expense was $186,000 in 1995. The Company earned interest income of $7,000 and $2,000 in 1994 and Fiscal 1993, respectively. The increase in interest expense from 1994 to 1995 resulted from certain loans made to the Company by its founder and former sole shareholder.

QUARTERLY INFORMATION

    The following tables set forth certain unaudited statement of operations data for the seven quarters ended September 30, 1996, as well as such data expressed as a percentage of net sales for the periods indicated. Such data have been derived from unaudited condensed financial statements that, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Such data should be read in conjunction with the Company's audited financial statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                           QUARTERS ENDED
                                            ----------------------------------------------------------------------------
                                             MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,
                                               1995         1995         1995         1995         1996         1996
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................   $   3,166    $   4,011    $   4,606    $   7,888    $   7,916    $   6,086
Cost of sales.............................       1,681        2,121        2,385        4,449        4,668        3,675
                                            -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..............................       1,485        1,890        2,221        3,439        3,248        2,411
Operating expenses:
  Research and development................         158          189          298          268          258          206
  Sales and marketing.....................         295          316          392          628          577          540
  General and administrative..............         248          242          307        1,957          449          482
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses..............         701          747          997        2,853        1,284        1,228
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income from operations....................         784        1,143        1,224          586        1,964        1,183
                                            -----------  -----------  -----------  -----------  -----------  -----------
Interest income (expense), net............           4         (10)         (26)        (154)        (472)        (475)
Income from continuing operations before
  income taxes............................         788        1,133        1,198          432        1,492          708
Provision for income taxes (pro forma
  through December 1995)..................         268          385          408          146          508          241
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net income (pro forma through December
  1995)...................................   $     520    $     748    $     790    $     286    $     984    $     467
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income per share (pro forma through
  December 1995)..........................   $    0.05    $    0.06    $    0.07    $    0.02    $    0.11    $    0.05
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------
Weighted average shares outstanding.......      11,520       11,520       11,520       11,520        9,120        9,120


                                                                           QUARTERS ENDED
                                            ----------------------------------------------------------------------------
                                             MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,
                                               1995         1995         1995         1995         1996         1996
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net sales.................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of sales.............................        53.1         52.9         51.8         56.4         59.0         60.4
                                            -----------  -----------  -----------  -----------  -----------  -----------
Gross margin..............................        46.9         47.1         48.2         43.6         41.0         39.6
Operating expenses:
  Research and development................         5.0          4.7          6.5          3.4          3.3          3.4
  Sales and marketing.....................         9.3          7.9          8.5          8.0          7.3          8.9
  General and administrative..............         7.8          6.0          6.6         24.8          5.6          7.9
                                            -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses..............        22.1         18.6         21.6         36.2         16.2         20.2
                                            -----------  -----------  -----------  -----------  -----------  -----------
Income from operations....................        24.8         28.5         26.6          7.4         24.8         19.4
                                            -----------  -----------  -----------  -----------  -----------  -----------
Interest income (expense), net............         0.1         (0.3)        (0.6)        (1.9)        (6.0)        (7.8)
Income from continuing operations before
  income taxes............................        24.9         28.2         26.0          5.5         18.8         11.6
Provision for income taxes (pro forma
  through December 1995)..................         8.5          9.6          8.8          1.9          6.4          4.0
                                            -----------  -----------  -----------  -----------  -----------  -----------
Net income (pro forma through December
  1995)...................................        16.4%        18.6%        17.2%         3.6%        12.4%         7.6%
                                            -----------  -----------  -----------  -----------  -----------  -----------
                                            -----------  -----------  -----------  -----------  -----------  -----------


                                             SEPT. 30,
                                               1996
                                            -----------

Net sales.................................   $   9,265
Cost of sales.............................       5,173
                                            -----------
Gross profit..............................       4,092
Operating expenses:
  Research and development................         191
  Sales and marketing.....................         641
  General and administrative..............         773
                                            -----------
    Total operating expenses..............       1,605
                                            -----------
Income from operations....................       2,487
                                            -----------
Interest income (expense), net............       (472)
Income from continuing operations before
  income taxes............................       2,015
Provision for income taxes (pro forma
  through December 1995)..................         686
                                            -----------
Net income (pro forma through December
  1995)...................................   $   1,329
                                            -----------
                                            -----------
Income per share (pro forma through
  December 1995)..........................   $    0.14
                                            -----------
                                            -----------
Weighted average shares outstanding.......       9,120

                                             SEPT. 30,
                                               1996
                                            -----------
Net sales.................................       100.0%
Cost of sales.............................        55.8
                                            -----------
Gross margin..............................        44.2
Operating expenses:
  Research and development................         2.1
  Sales and marketing.....................         6.9
  General and administrative..............         8.4
                                            -----------
    Total operating expenses..............        17.4
                                            -----------
Income from operations....................        26.8
                                            -----------
Interest income (expense), net............        (5.1)
Income from continuing operations before
  income taxes............................        21.7
Provision for income taxes (pro forma
  through December 1995)..................         7.4
                                            -----------
Net income (pro forma through December
  1995)...................................        14.3%
                                            -----------
                                            -----------

    Net sales for the second quarter of 1996 decreased from the first quarter of 1996 primarily as a result of a reduction in orders of switches by one of the Company's OEM customers, which had determined that its orders for the Company's switches in late 1995 had exceeded its needs.

    The fluctuations in gross margin from quarter to quarter in 1996 resulted from shifts in the Company's product mix between stand-alone switching systems and integrated cabinets. The reductions in research and development expenses as a percentage of net sales from the last quarter of 1995 to the first and subsequent quarters of 1996 resulted from a significant increase in the Company's net sales for 1996 as compared to 1995. The significant increase in general and administrative expenses as a percentage of net sales in the fourth quarter of 1995 was attributable to the transactional expenses of the Leveraged Recapitalization and the compensation expenses associated with Mr. Hafer's 1995 bonus. See "Certain Transactions."

    The Company has experienced substantial fluctuations in its operating results, on a quarterly and an annual basis, and the Company expects such fluctuations to continue in the future. The Company's operating results are affected by a number of factors, including: the volume and timing of orders, particularly from OEM customers; the timing of shipments; the timing of new product introductions and enhancements by the Company and its competitors; changes in product or distribution channel mixes; changes in pricing policies or price reductions by the Company or its competitors; the availability and cost of supplies and components; sales and marketing expenses related to entering into new markets, introducing new products and retaining current OEM and other large customers; seasonal customer demand; and fluctuations in sales of servers due to changes in economic conditions or capital spending levels.

    In general, the Company's sales cycle varies substantially and may be lengthy, making revenues difficult to forecast. The Company has experienced period to period variability in sales to each of its OEM customers and expects this pattern to continue in the future. Although the Company's OEM customers typically place orders for products several months prior to scheduled shipment dates, these orders are subject to cancellation up to eight weeks prior to the scheduled shipment date. The Company generally must plan production, order components and undertake its manufacturing activities prior to the time that these orders become firm. In addition, the Company's OEM customers have in the past requested, and will likely continue to request from time to time, that the Company delay shipment dates or cancel orders for products that are subject to firm orders. Accordingly, sales to OEMs for future quarters are difficult to predict. Moreover, any cancellation, rescheduling or reduction of orders by OEM customers in the future could materially adversely affect the Company's operating results. If the Company succeeds in increasing branded sales as a percentage of net sales, the Company's quarterly sales and operating results will become more dependent upon the volume and timing of branded product orders received during the quarter. Because customers of the Company's branded products (including resellers) typically place orders shortly before their requested shipment date, revenues from branded sales are difficult to forecast. The failure of the Company to accurately forecast the timing and volume of orders for branded products during any given quarter could adversely affect the Company's operating results for such quarter and, potentially, for future periods.

    The Company believes that it has experienced and expects it will continue to experience some degree of seasonality due to customer buying cycles. The Company believes that the fourth quarter has generally higher net sales levels due to customer budgeting and procurement cycles, which correspondingly may depress net sales in other quarters.

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 1996 the Company's principal sources of liquidity consisted of approximately $1.6 million in cash and cash equivalents. In addition, the Company has a line of credit with a bank that allows it to borrow up to a specified amount based upon its accounts receivable. The Company also has a letter of credit arrangement pursuant to which the bank will issue commercial letters of credit up to an aggregate of $3.0 million (less any amounts outstanding under the line of credit) at prime plus 1.5%. The combined line of credit and letter of credit facility expires April 15, 1997. There were no borrowings under the line of credit and the letter of credit facility throughout 1996, and therefore, all $3.0 million was available.

    The Company used cash in operating activities of $594,000 for the nine months ended September 30, 1996, and generated cash from operating activities of $2.2 million for 1995, $1.4 million for 1994 and $27,000 for Fiscal 1993. Cash used in operating activities for the nine months ended September 30, 1996 was primarily due to payment of bonuses accrued in December 1995 and increases in accounts receivable. See Note 1 of Notes to Financial Statements and "Certain Transactions." At September 30, 1996, the Company's OEM customers (including
IBM) accounted for 66% of the accounts receivable. See "Risk Factors--Dependence Upon a Limited Number of OEM Customers" and Note 1 of Notes to Financial Statements.

    In December 1995, the Company effected the Leveraged Recapitalization pursuant to which the Company sold 1.6 million shares of Common Stock for a total price of approximately $294,000, 300,000 shares of Series A Convertible Preferred Stock for a total price of approximately $2.2 million, and $10.0 million in aggregate principal amount of Class A Subordinated Promissory Notes. In connection therewith, the Company redeemed from one of its shareholders 4.0 million shares of Common Stock for an aggregate price of approximately $22.5 million, consisting of cash of approximately $12.5 million and the issuance of a Class B Subordinated Promissory Note in the aggregate principal amount of $10.0 million. The Class A and Class B Subordinated Promissory Notes bear interest at a rate of 7% per annum, provide for quarterly interest payments and require the repayment of all principal and any accrued and unpaid interest on the consummation of certain liquidity events, including this offering. As of September 30, 1996 the Company had outstanding indebtedness of $20.0 million in principal amount of Class A and Class B Subordinated Promissory Notes.

    As part of the Leveraged Recapitalization, Kevin J. Hafer, the Company's President and Chief Executive Officer, received 200,000 shares of the Company's Series B Redeemable Preferred Stock. This Series B Redeemable Preferred Stock will fully vest on January 1, 1997. The Company is obligated to redeem 80,000 shares of such Series B Redeemable Preferred Stock on January 1, 1997 for $5.00 per share (an aggregate of $400,000) and to redeem the balance of such shares for $5.00 per share (an aggregate of $600,000) upon the consummation of this offering.

    Approximately $20.0 million of the net proceeds of this offering will be used to repay outstanding indebtedness pursuant to the Class A and Class B Subordinated Promissory Notes. Of the remaining net proceeds, approximately $5.6 million will be used to repay long-term bank debt of the Company incurred in connection with the Leveraged Recapitalization, bearing interest at prime plus 1.5% or IBOR plus 2.75% and requiring a principal payment of $400,000 at December 31, 1996 and maturing December 2002. An additional $600,000 of net proceeds will be used to redeem all outstanding shares of the Company's Series B Redeemable Preferred Stock.

    The Company believes that existing cash balances, cash generated from operations and the funds available to it under credit facilities, together with the proceeds from this offering, will be sufficient to fund its operations through 1997.

                                    BUSINESS

OVERVIEW

    The Company designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company's switching systems enable client/ server network administrators to manage multiple servers from a single keyboard, video monitor and mouse configuration (a "console"). Designed to address space, cost, administration and maintenance issues that organizations increasingly face when adopting client/server architecture, the Company's sophisticated switching and integrated cabinet systems enable network administrators to manage more efficiently their organizations' complex and growing server populations.

    The Company provides "plug and play" switching systems and integrated server cabinet solutions for many of the network administration, management and storage problems faced by organizations using client/server architecture. The Company's switching products, including OUTLOOK, OUTLOOK(4) and VIEWPOINT, enable network administrators to access multiple servers from one or more centralized (consoles), consolidate hardware requirements, and provide direct hardwired connections between the switch and the attached server which facilitate access to servers even when the network is down. In addition, the Company's switching systems are able to work with heterogeneous server populations. All of the Company's switching products utilize the Company's proprietary On Screen Configuration And Reporting ("OSCAR") interface. OSCAR allows network administrators to immediately identify and access servers according to the administrators' own naming conventions. The Company also offers server cabinet solutions to consolidate and store heterogeneous servers and related hardware in a single cabinet that facilitates more efficient physical access and safer performance of hardware maintenance tasks.

    The Company markets and sells its products through a direct sales force and various distribution channels. Apex supplies stand-alone switching systems to Compaq and Hewlett-Packard for integration into their product offerings. Sales to Compaq and Hewlett-Packard represented approximately 25% and 10%, respectively, of the Company's net sales for the nine months ended September 30, 1996 and 54% and 6% of net sales, respectively, for 1995. According to International Data Corporation, Compaq and Hewlett-Packard shipped 43% of all PC servers and 66% of all super servers (servers with one or more processors and more memory and disk storage than PC servers) shipped worldwide in 1995. The Company's branded sales customers for 1996 include Microsoft, Wells Fargo Bank, Owens Corning, Peoplesoft and the National Association of Securities Dealers.

INDUSTRY BACKGROUND

    Information technology has become increasingly critical to the operation of most businesses as computers are utilized to perform multiple and diverse functions throughout organizations. The desire of many organizations to decentralize computing power while sharing technology resources and providing broad access to enterprise data has resulted in the widespread adoption of distributed network computing environments using a client/server architecture of interconnected PCs. The typical client/server installation consists of a local area network ("LAN") with multiple centralized PCs operating as "servers" dedicated to performing specific functions for the many "client" PCs connected to the LAN. According to International Data Corporation, worldwide shipments of PC servers and super servers are expected to grow 21.8% on a compounded annual basis, reaching approximately 2.6 million units shipped through the year 2000.

    The proliferation of PC-based LANs and wide-area networks ("WANs") has created significant network administration and space problems for the organizations that rely on them. Network administrators, who may supervise up to a thousand servers, must identify and access relevant servers to add or delete users, to add, change or upgrade applications, to tune systems for better optimization, and to diagnose and correct network failures. Client/server networks utilize servers that were designed to operate as stand-alone systems, each with its own console consisting of a keyboard, video monitor and mouse. Thus, to perform network administration and management tasks, network administrators must deal with an unwieldy number of consoles, whether centrally located or dispersed throughout the organization. In addition, inadvertent access to network servers can be difficult to prevent when there are many consoles, and, therefore, multiple access points, available.

    As network resources become more critical to organizations, constant availability of the network becomes increasingly important. The time that a network is down or degraded can cause significant inconvenience, loss of productivity and financial loss. Because diagnosis and correction of anomalous network behavior often requires the network staff to physically access each affected server through its own console, quick and efficient "fault" management can be difficult, especially when there are a large number of dispersed servers involved. In addition, when a network fails, an administrator's ability to quickly and efficiently diagnose and correct the problem is often hampered because the administrator is not able to access the software tools that reside on the network and that are normally used to manage network failures.

    In addition to these network administration and management problems, as organizations' network computing needs increase, the number of servers, consoles and other peripherals proliferates. Without efficient storage and configuration, network hardware consumes substantial expensive floor space, creates clutter that hampers network administration and management, and increases the risk of physical damage to expensive hardware. The typical individual keyboard, monitor and mouse console architecture of servers exacerbates this space problem, as multiple consoles consume valuable and costly space. The increased use of "heterogeneous" server configurations using different platforms, such as Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc, and different operating systems, such as Windows NT, Unix, NetWare and O/S 2, compounds the storage and administration problems faced by network administrators.

    The advent of console switching technology has facilitated more effective network management by giving administrators the ability to control a larger number of servers through fewer consoles. To date, however, most console switching solutions have been difficult to install and configure, and many have used proprietary cabling that has made network administrators reluctant to embrace a solution that may restrict them from expanding or using a different solution in the future. In addition, there have been a limited number of solutions available for those users who want to control computers from a distance, such as those who need access to computer resources in, but do not want to expose those expensive resources to, harsh operating environments. The space management solutions available to network administrators have generally consisted of racks or cabinets designed to house only one type of server, and most have not been technically designed for ease of access. Those with distributed, heterogeneous client/server networks have often been left with no customized solution.

THE APEX SOLUTION

    The Company provides "plug and play" stand-alone switching systems and integrated server cabinet solutions for many of the network administration, management and storage problems faced by organizations with client/server networks. By providing both console switching and cabinet systems, the Company offers a comprehensive solution to the space and administrative issues related to client/server networks. The Company's products allow organizations to:

    - ACCESS MULTIPLE SERVERS FROM A CENTRAL LOCATION. Apex products allow network administrators to manage multiple platforms from a centralized console, to identify and access servers from a single screen according to the administrator's own naming conventions, and to solve distance problems by providing end-to-end connections of up to 1,000 feet.

    - CONSOLIDATE HARDWARE REQUIREMENTS. Apex products reduce the need for multiple keyboards, monitors and mice by allowing direct access to multiple servers from a single console, thereby facilitating more efficient network management and administration and reducing hardware costs.

    - PROVIDE "OUT-OF-BAND" ACCESS TO SERVERS. By providing direct hardwired connections to network servers, Apex products enable network administrators to access each server as if they were physically present at that server, even when the network is down. Moreover, unlike the connectivity approach of many competitive products, which connect numerous switches to other switches in a continuous chain, the Company's switching products are designed so that each server has its own connection to the master switch in a two-tiered system. This direct linkage makes it easier for network administrators to isolate problems with individual servers.

    - PROVIDE CONNECTIVITY TO ALL MAJOR PLATFORMS. Apex switching products work in heterogeneous server environments, providing connectivity with Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc platforms.

    - MAXIMIZE SPACE EFFICIENCY. Apex integrated cabinet solutions consolidate servers and other hardware in a single location to facilitate more efficient physical access for hardware maintenance tasks. The Company also provides customized solutions for the storage of heterogeneous server populations.

    The following diagram illustrates how the Company's switching and cabinet systems solve many of the network administration, management and storage problems of client/server environments.

    There follows a graphic with the heading "The Apex Solution". This graphic illustrates how 24 dispersed servers, each with its own keyboard, video monitor and mouse console, are consolidated into six centralized DensePack cabinets. By combining one primary OutLook switch with three secondary OutLook switches, access and control of the same number of servers is consolidated into one keyboard, video monitor and mouse console.

THE APEX STRATEGY

    The Company's objective is to become the leading provider of hardware solutions for the administration, management and storage challenges inherent in the client/server network environment. To achieve this objective, the Company is implementing the following strategies:

    - CONTINUE INNOVATIVE PRODUCT DEVELOPMENT. The Company believes that the continued, timely development of innovative products and enhancements to existing products is essential to maintaining its competitive position. By maintaining close contact with key customers who are often early-adopters of leading technologies, the Company seeks to develop new products, as well as modifications and improvements to existing products. Many of the Company's products are designed to accommodate future modifications and additional features, which the Company believes facilitates the development and integration of modifications and features if a market need is perceived.

    - LEVERAGE OEM EXPERIENCE TO INCREASE OEM SALES. The Company intends to leverage its significant experience in working with OEM customers to enter into new relationships with other manufacturers of servers in the United States and in Europe. The Company believes that the architecture, quality and reliability of its products, together with the Company's commitment to customer support, are attractive to OEMs.

    - INCREASE BRANDED SALES. To increase its market penetration, the Company intends to aggressively market its branded products to end users through a direct sales force and through a variety of reseller channels. The Company believes that its comprehensive and customized solutions will appeal to many organizations that, because of heterogeneous server populations and for other reasons, have problems that are not effectively solved by competing switching and cabinet products. For the year ended December 31, 1995 and for the nine months ended September 30, 1996, sales of Apex branded products represented approximately 32% of the Company's net sales.

    - CREATE AN INTERNATIONAL DISTRIBUTION NETWORK. The Company intends to create an international sales distribution network for the Company's branded switching products, focusing initially on the network computing market in Europe because of its large installed server base. The Company is currently shipping its switching systems to OEMs with facilities in Europe and the Company has begun efforts to build an international third-party distribution network.

PRODUCTS

    The Company provides comprehensive solutions to many of the network administration, management and storage problems inherent in client/server network environments by offering a family of stand-alone switching systems together with integrated cabinet systems designed to store servers efficiently.

    SWITCHING SYSTEMS

    The Company's switching systems consolidate the control and monitoring of multiple network servers to a centralized command center consisting of one or more console positions. The Company's console switching products can work with heterogeneous server populations that use different platforms, such as Intel, Macintosh, IBM RS 6000, Hewlett-Packard 9000, DEC Alpha and Sun Sparc, and different operating systems, such as Windows NT, Unix, NetWare and O/S 2. The Company's switching products utilize the Company's proprietary On Screen Configuration And Reporting ("OSCAR") interface that enables network administrators to immediately identify and access servers according to the administrators' own naming conventions, as opposed to predesignated numbers. The Company's switching products operate on an out-of-band basis, meaning there is a direct hardwired connection between the console and the attached servers through the switch. This direct connection enables network administrators to access network servers and locate the problem server even when the network is down.

    OUTLOOK, introduced in September 1995, enables administrators to control up to eight servers using a single console and, by integrating additional OUTLOOK switches, can be expanded to provide centralized control of up to 64 servers. OUTLOOK offers programmable scanning to allow users to vary the frequency and duration of monitoring individual servers. OUTLOOK also enables network managers to reduce inadvertent access to the system by eliminating additional consoles. OUTLOOK provides access to a wide range of network elements such as file servers, PBX monitors and database engines from a single console.

    OUTLOOK(4), introduced in March 1996, includes the same features as OUTLOOK, except that this multi-user system allows network administrators to administer up to 64 servers from up to four console positions.

    VIEWPOINT, introduced in September 1995 to address the needs of very large server-intensive organizations with large network administrative staffs, includes all of the attributes of OUTLOOK except that it enables network administration staff to control up to 32 servers from as many as 16 console positions. Total capacity can be expanded to as many as 256 servers by integrating the VIEWPOINT switch with multiple OUTLOOK switches, and VIEWPOINT's technology allows access to a server up to 1,000 feet away. VIEWPOINT also supports remote diagnostics via a serial port.

    SUNDIAL, introduced in March 1996, enables administrators to control up to 10 Sun Sparc workstations from a single console and, by integrating additional SUNDIAL switches, can be expanded to provide centralized control of up to 100 workstations. The SUNDIAL switch maintains communications with attached workstations and, if power is interrupted, the unit's nonvolatile memory helps restore the system's established settings. The SUNDIAL switch is designed to work with the OUTLOOK, OUTLOOK(4) and VIEWPOINT switches.

    SWITCHBACK, introduced in March 1995, consists of a local unit and a remote unit that allow users to control the attached server from either a primary console position or a remote console position linked by a single cable. Intelligent circuits in SWITCHBACK enable the transmission of high resolution video up to 500 feet away from the attached servers. The SWITCHBACK system includes a lock-out feature that prevents system capture. The SWITCHBACK system can be combined with the OUTLOOK, OUTLOOK(4) and VIEWPOINT switches.

    The U.S. list prices of the Company's switching systems as of November 30, 1996 were as set forth below. The list prices of the Company's products have changed in the past, and the prices set forth below are likely to change in the future.

                                      U.S. LIST
             PRODUCT                    PRICE
----------------------------------  --------------
OUTLOOK (4 PORT)                              $839
OUTLOOK (8 PORT)                              $995
OUTLOOK(4)                                  $3,725
VIEWPOINT (DEPENDING ON             $12,000-$44,000
CONFIGURATION)
SUNDIAL                                     $1,929
SWITCHBACK                                    $895

    The Company's current switching products are described in the table below:
   PRODUCT NAME                 KEY FEATURES                              BENEFITS
OutLook              - ports: 1 X 4 and 1 X 8            - reduces required space and hardware
                     - capacity: 64 servers              needs by allowing one console to control
                     - multi-platform compatibility        up to four or eight servers per switch
                     - OSCAR interface                   - multiple switches can be used to support
                                                         up to 64 servers
                                                         - supports major server platforms
                                                         - OSCAR interface permits easy on-screen
                                                           control of switch
OutLook(4)           - ports: 4 X 8                      - offers the benefits of OUTLOOK as well
                     - capacity: 64 servers              as permits up to four administrator
                     - multi-platform compatibility        consoles to control up to eight servers
                     - OSCAR interface
ViewPoint            - ports: 16 X 32                    - in addition to benefits of OUTLOOK and
                     - capacity: 256 servers               OUTLOOK(4), allows up to 16 network
                     - 1000 ft. extension                  administrator consoles to access up to
                     - multi-platform compatibility        32 servers
                     - OSCAR interface                   - administrator consoles can be up to 1000
                                                         ft. away from server
SunDial              - ports: 1 X 10                     - enables control of large Sun Sparc
                     - capacity: 100 servers               workstation networks using a single
                     - OSCAR interface                     console
                                                         - may be combined with OUTLOOK, OUTLOOK(4)
                                                           and VIEWPOINT switches
SwitchBack           - 500 ft. extension product         - allows the addition of a remote console
                                                         up to 500 feet away
                                                         - remote lock-out feature
                                                         - may be combined with OUTLOOK, OUTLOOK(4)
                                                           and VIEWPOINT switches

    DENSEPACK CABINET SYSTEMS

    DENSEPACK cabinets are specifically designed to house network servers and communication equipment, improve system administration and facilitate CPU maintenance. DENSEPACK cabinets are typically customized to meet specific customer needs and are pre-cabled to allow network administrators to quickly install hardware and connect to their networks. DENSEPACK cabinets incorporate the Company's OUTLOOK switching technology, as well as built-in ventilator fans, large rear doors and optional slide-out shelves to facilitate access to cables, connectors and servers. The DENSEPACK MODEL RS is a scaled-down version of the Company's DENSEPACK and is designed for small businesses and stand-alone departments. The DENSEPACK MODEL RS can be used in combination with full-sized DensePack cabinets.

CUSTOMERS

    To date, a substantial portion of the Company's net sales have been generated from sales of switches to OEMs for integration into their product offerings. For 1994, 1995 and the nine months ended September 30, 1996, sales to the Company's OEM customers represented approximately 38%, 69% and 68% of the Company's net sales, respectively. The following is a list of the Company's OEM customers and representative branded product customers.

          OEM CUSTOMERS                  BRANDED PRODUCT CUSTOMERS
---------------------------------  --------------------------------------
Hewlett-Packard                    Microsoft
Compaq                             Wells Fargo Bank
Wright Line                        Owens Corning
                                   Peoplesoft
                                   National Association of Securities
                                   Dealers
                                   Countrywide Home Loans
                                   Visa International

    For 1994 and 1995, sales to Compaq represented approximately 36% and 54%, respectively, of the Company's net sales. For the nine months ended September 30, 1996, sales to Compaq, Hewlett-Packard and IBM represented approximately 25%, 10% and 24%, respectively, of the Company's net sales. The loss or material decline in orders from any of the Company's current OEM customers would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Fluctuations in Operating Results;--Dependence Upon a Limited Number of OEM Customers."

    The Company's backlog was $8.3 million at September 30, 1996 and $6.0 million at December 31, 1995. Backlog consists of purchase orders with delivery dates scheduled within the next six months. None of the Company's customers is obligated to purchase products from the Company except pursuant to binding purchase orders. Because of the timing of orders and the possibility of customer changes to delivery schedules, the Company's backlog as of any particular date may not be representative of actual sales for any succeeding period.

SALES AND MARKETING

    The Company markets and sells its products through an internal sales force and various distribution channels, including OEM and reseller arrangements. To date, the Company has marketed its products primarily through advertisements in trade publications, participation in major industry trade shows and the Company's home page on the World Wide Web. The Company maintains a sales and marketing staff of nine employees. The Company's sales personnel process written and telephonic orders, support existing customers and respond to telephone inquiries.

    The Company currently sells various switching products to Compaq, Hewlett-Packard and Wright Line pursuant to private label arrangements. These OEM customers integrate and sell the Company's switches with their own networking products, including network servers and integrated server cabinets. The Company devotes significant sales and customer support resources to its OEM accounts. The Company intends to leverage its significant experience in working with OEM customers to enter into new relationships with other manufacturers of servers in the United States and Europe. The Company believes that the architecture, quality and reliability of its products, together with the Company's commitment to customer support, are attractive to OEMs. There can, however, be no assurance that the Company will be successful in its attempts gain additional OEM customers.

    The Company has relationships with a variety of resellers, including distributors, value-added resellers and systems integrators, for the distribution and sale of Apex branded switching and cabinet products in the United States. The Company devotes resources to educating its resellers as to the benefits of the Company's products and training them in the proper installation and support of the Company's products. The Company's strategy contemplates devoting additional resources to increase branded sales, and to that end the Company intends to pursue additional relationships with resellers in the United States. The Company has focused and expects to continue to focus on contracting with local and regional resellers who have the technical capability and market presence to assist end-user customers in developing network space management and access and control solutions to meet their particular needs. There can be no assurance that the Company will be successful in expanding its reseller channel. See "Risk Factors--Risks Relating to Development of Expanded Reseller Channel."

    Compaq, Hewlett-Packard and, the Company believes, many other manufacturers of servers market and sell their own branded server cabinets. Accordingly, the Company believes it has limited opportunities to sell its own server cabinets to new purchasers of servers. Instead, the Company believes that sales of its server cabinets have been and will continue to be limited primarily to end-user customers who have a need to more efficiently configure and manage existing network systems.

    To date, the Company's international sales have not been significant. The Company's strategy is to create an international sales distribution network for the Company's branded switching products focusing initially on the network computing market in Europe because of its large installed server base. The Company is currently shipping its switching systems to OEMs with facilities in Europe and has begun efforts to build a third party distribution network. There can be no assurance that the Company will be successful in creating an international distribution network or successfully market and sell its products in foreign markets. In addition, if international sales become a more significant component of the Company's total sales, the Company's business will become more vulnerable to the risks inherent in doing business on an international level, including the effects of seasonality, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in managing foreign resellers, longer payment cycles and problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and potentially adverse tax consequences. See "Risk Factors--Risks Relating to Development of International Distribution Network and International Sales."

CUSTOMER SUPPORT

    The Company emphasizes customer support by developing innovative, high quality products, encouraging customer feedback through contact with key customers, and providing a customer hot-line that offers technical support for the life of the Company's products. The Company's switches have a "plug and play" design and do not require extensive configuration. The Company seeks to respond quickly to customers' requests for technical support and service, and the Company's engineering department often works with individual customers to troubleshoot problems and develop custom solutions. The Company offers warranties for parts and service on all of its products. To date, the Company has not experienced significant product returns. There can be no assurance, however, that the Company's rate of product returns will not increase or that the Company's customer support operations will be sufficient to meet the needs of the

Company's customers. In addition, the Company may change its warranty policies in the future as a result of competitive pressures. See "Risk Factors--Product Returns and Warranty Claims; --Increased Demands on Customer Support Operations."

PRODUCT DEVELOPMENT

    The Company believes that the continued, timely development of new products and enhancements to its existing products is essential to maintaining its competitive position. The market for the Company's switching products in particular is characterized by rapid technological advances, frequent new product introductions and enhancements, and significant price competition. The introduction of products incorporating superior or alternative technologies, the emergence of new industry standards or changes in the market's pricing structure could render the Company's existing products and products under development obsolete or unmarketable. The Company's switching systems combine components, such as printed circuit boards, connectors, cable assemblies, power supplies and enclosures, that are manufactured by other companies and are generally available to the Company's competitors and potential competitors. The Company's future success will depend in large part upon its continued innovative application of such commercially available components to the expansion and enhancement of its existing products and the development and introduction of new products which address changing customer needs on a cost-effective and timely basis. The Company's failure to respond on a timely basis to technological developments, changes in industry standards or customer requirements, or any significant delay in product development or introduction could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Rapid Technological Change; Need for New Product Introductions."

    The Company's engineering and product development efforts focus on responding to the needs of its customers by providing practical, marketable products that have immediate applications in their markets. By maintaining contact with customers throughout the installation and technical support process, the Company is able to identify and test potential design modifications and improvements as well as new applications and extensions for existing products. The Company anticipates that this process will enable the development of new product categories and applications based on existing technology developed to meet specific customer needs. Many of the Company's products are designed to accommodate future modifications and additional features, which it believes facilitates the development and integration of modifications and features if a market need is perceived.

    For 1993, 1994, 1995 and the nine months ended September 30, 1996, the Company's engineering and product development expenditures were $226,000, $278,000, $913,000 and $656,000, respectively. As of November 30, 1996, the
Company's engineering staff consisted of nine employees. To meet the challenges of the rapidly changing technology in the computer industry, the Company expects to make substantial investments in product development in the future.

MANUFACTURING

    The Company performs final assembly, quality assurance and testing of its products. In order to avoid the capital investment required to establish and maintain in-house manufacturing capabilities, the Company generally relies on subcontractors in the United States for the assembly of printed circuit board assemblies, subassemblies, chassis and equipment enclosures. The Company believes that such assembly can typically be done by subcontractors at a lower cost than if the Company assembled such items internally. Outsourcing manufacturing operations allows the Company to concentrate its resources on research and development, product design, quality assurance, marketing and customer support. Prior to shipping, the Company subjects its finished products to quality and regulatory screenings and functional testing to assure quality and reliability.

    The Company relies on third party manufacturers for subassembly of the Company's products. These outsourcing arrangements and any future outsourcing arrangements involve several risks, including reduced control over product quality, delivery schedules, manufacturing yields and costs. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of such manufacturers, the Company remains primarily responsible to its customers for warranty obligations. See "Risk Factors--Dependence Upon Suppliers and Outsourced Manufacturing."

    The Company purchases industry-standard parts and components for the assembly of its products from multiple vendors and suppliers through a worldwide sourcing program. No custom integrated circuits are currently used in any product in production, although custom integrated circuits may be used in the Company's products in the future. Certain of the components for the Company's switching products are available from a limited number of suppliers. In addition, the frames for the Company's server cabinet systems are obtained from a single source and the sheet metal components are purchased locally from a small number of manufacturers. In the past, the Company has experienced delays in the receipt of certain of its switching and cabinet components, which have resulted in delays in related product deliveries. The Company is attempting to manage such risks by qualifying alternative sources and maintaining quality relationships and close personal contact with each of its suppliers. Although the Company believes that there are adequate alternative sources for its components, there can be no assurance that delays in component and product deliveries will not occur in the future or that the Company's reliance on sole or limited sources of supply for its components will not otherwise adversely affect the Company's business. The inability to obtain sufficient components as required or to develop alternative sources if and as required in the future could result in delays or reductions in product shipments, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Dependence Upon Suppliers and Outsourced Manufacturing."

COMPETITION

    The market for the Company's products is highly fragmented and competitive, and the Company expects competition to increase in the future. In the market for integrated switching systems, the Company competes with independent third parties such as Cybex Computer Products Corporation, Raritan Computer Inc., Rose Electronics, Elsner ComputerTechnik GmbH and StarTech Computer Accessories Ltd., many of which have substantially greater financial, marketing and technical resources than the Company. In addition, certain of the Company's OEM customers, such as Hewlett-Packard and Compaq, could determine to internally manufacture switch products or offer those supplied by the Company's competitors. In the market for server cabinets, the Company competes with a significant number of regional cabinet manufactures including Zero Stantron Cabinets, Ergotron Inc., Rittal Corporation, Hergo Corp. and Engineered Data Products Inc., many of which have substantially greater financial, marketing and technical resources than the Company. In addition, Compaq, Hewlett-Packard and Wright Line, all of whom are OEM customers for certain of the Company's switching products, sell their own branded integrated server cabinets. The Company's cabinet systems also compete with other types of lower density, unenclosed technology storage systems.

    In the market for integrated switches, the Company competes primarily on the basis of technological advances, performance in relation to price, quality, reliability, development capabilities and customer support. In the market for enclosed server cabinets, the Company competes primarily on the basis of available product features, quality, reliability, development capabilities and customer support. In addition, the market for enclosed server cabinets and other technology storage systems is characterized by intense price competition, and many of the Company's competitors in this market offer products at significantly lower price points. The Company's ability to compete successfully in this market will depend in part upon the Company's ability to continue to differentiate its cabinet systems from competing products.

    The Company's future success will be highly dependent upon timely completion and introduction of new products and product features at competitive price and performance levels which address the evolving needs of the Company's customers. The Company is currently experiencing increased price competition in both the market for stand-alone switching systems and the market for integrated cabinet systems and expects that pricing pressures will increase in the future. Increased competition could result in price reduction and loss of market share which would adversely affect the Company's business, financial condition and results of operations. See "Risk Factors--Intense Competition."

PROPRIETARY TECHNOLOGY

    The Company's future success is dependent in part upon its ability to protect its proprietary rights in its products. The Company seeks to protect its intellectual property rights by invoking the benefits of the patent, trademark, copyright, trade secret and unfair competition laws of the United States, which afford only limited protection. While the Company has no patents granted, it has filed a United States patent application and a corresponding application under the provisions of the Patent Cooperation Treaty (which permits the filing of corresponding foreign patent applications in numerous foreign countries within a limited time period) with respect to certain aspects of its products. There can be no assurance that patents will issue from any of the Company's pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or be issued in all countries where the Company's products can be sold, or provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the Company's patents if any are issued. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, may not protect the Company's products or intellectual property rights to the same extent as do the laws of the United States and thus increase the likelihood of piracy of the Company's technology and products. Although the Company is not aware of any current infringement of its intellectual property rights, or any violation of its trade secrets, nondisclosure or licensing arrangements, there can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    The network server, electronics and related industries are characterized by vigorous pursuit and protection of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. Although to date the Company has received no notification from other companies of intellectual property rights held by those companies upon which the Company's products may infringe, the Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such patents or other intellectual property rights. However, there can be no assurance that licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology.

    Further, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation by or against the Company could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, suspend or cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. There can be no assurance that the Company would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. In the event that any third party makes a successful claim against the Company or its customers and a license is not made available to the Company on commercially reasonable terms, the Company's business, financial condition and results of operation would be adversely affected.

EMPLOYEES

    As of November 30, 1996, the Company employed 49 persons, 15 of whom were in administration and management, nine of whom were in engineering and product development, two of whom were in service and technical support, 14 of whom were in manufacturing and nine of whom were in sales and marketing. The Company's employees are not covered by any collective bargaining agreements with respect to their employment by the Company. The Company believes that its employee relations are good.

FACILITIES

    The Company entered into a three-year lease in March 1995 and occupies approximately 25,000 square feet in an industrial office building in Woodinville, Washington. The Company believes that its facilities are adequate for current and near-term future needs.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company, and their ages as of December 31, 1996, are as follows:

NAME                                             AGE                            POSITION
-------------------------------------------      ---      -----------------------------------------------------
Kevin J. Hafer.............................          39   President, Chief Executive Officer and Director
Douglas A. Bevis...........................          51   Vice President, Chief Financial Officer and Secretary
Christopher L. Sirianni....................          42   Vice President, Sales and Marketing
Sterling Crum..............................          42   Director
Jeffrey T. Chambers........................          41   Director
William McAleer............................          45   Director
Edwin L. Harper............................          52   Director

    Kevin J. Hafer has been the President of the Company since June 1995, and has served as the Chief Executive Officer of the Company since December 1995 and as a Director of the Company since January 1996. From February 1993 to June 1995, Mr. Hafer served as the General Manager of the Company, and from December 1989 to January 1993 he served as the Manager and Technical Operations Director of the Predecessor. Prior to joining the Company's predecessor, Mr. Hafer was employed at Harris Corporation from May 1979 to September 1989, serving in various management capacities.

    Douglas A. Bevis has been the Vice President and Chief Financial Officer of the Company since September 1996, and Secretary since December 1996. From September 1990 to February 1996, Mr. Bevis was employed at CH2M HILL, Inc., a national environmental engineering consulting firm, where he served as Vice President and Treasurer from September 1990 to April 1993 and as Senior Vice President and Chief Financial Officer from April 1993 to February 1996.

    Christopher L. Sirianni has been the Vice President, Sales and Marketing of the Company since August 1996. From March 1994 to August 1996, Mr. Sirianni served as the Company's Director of Sales and Marketing. From August 1992 to February 1994, Mr. Sirianni served as the Director of Sales of Coastal Manufacturing, a metal fabrication company. Mr. Sirianni served as a consultant/sales executive for National Precision Bearing, a distributor, from November 1991 to June 1992. From September 1982 to October 1991, Mr. Sirianni served in various capacities, including Vice President of Sales and Marketing for Augat Communications, a telecommunications company.

    Sterling Crum has served as a Director of the Company since its inception. From the Company's inception until June 1995, Mr. Crum served as the Company's President. From May 1985 to February 1993 Mr. Crum served in various capacities for the Predecessor, including as President and as Director. In addition, since November 1993 Mr. Crum has served as President and sole director of Water Sports, Inc., a water sports recreation company.

    Jeffrey T. Chambers has served as a Director of the Company since January 1996. Mr. Chambers has been employed by TA Associates, Inc., a venture capital firm, or its predecessor, since 1980, has been a partner of affiliated venture funds since 1984 and is currently a Managing Director of TA Associates, Inc. Mr. Chambers is also a director of Diamond Multimedia Systems, Inc., McAfee Associates, Inc. and Technology Solutions Company.

    William McAleer has served as a Director of the Company since June 1996. Mr. McAleer is currently Managing Director of Voyager Capital, which provides venture financing and advisory services to information technology companies. From 1988 through 1994, he was Vice President Finance, Chief Financial Officer and Secretary with Aldus Corporation, a publicly held software company. Prior to joining Aldus, he was Vice President, Finance and Administration from 1987 to 1988 of Ecova Corporation and also served as a Vice President with Westin Hotels Company from 1984 through 1987. Mr. McAleer is also a Director of FourGen Software Technologies, Primus Communications Corporation and Truevision, Inc.

    Edwin L. Harper has served as a Director of the Company since October 1996. Since June 1996 Mr. Harper has served as President and Chief Executive Officer of SyQuest Technology, a computer hardware company. From July 1993 to June 1996 Mr. Harper was employed as President and Chief Executive Officer of ComByte, Inc., and from June 1988 to May 1993 Mr. Harper served in various capacities, including President and Chief Executive Officer, at Colorado Memory Systems, Inc. Mr. Harper is also a Director of SyQuest Technology and McAfee Associates, a network security management company.

    All members of the Board of Directors are elected to serve until their respective successors have been elected and qualified or until their earlier death, resignation or removal in the manner specified in the Company's Bylaws. The officers are appointed to hold their respective offices until their respective successors have been elected, or their earlier death, resignation or removal in the manner specified by the Company's Bylaws.

OTHER KEY EMPLOYEES

    In addition to directors and executive officers, the Company has the following key employees:

    Danny L. Beasley has served as the Company's Director of Engineering since March 1994. From December 1992 to March 1994, Mr. Beasley served as a Research and Development Engineer for the Company and the Predecessor. Mr. Beasley served as the Director of Engineering for Spectralogic, Inc., an engineering design and product development firm, from April 1989 to October 1992.

    Stephen J. McCarthy has served as the Company's Director of Product Development since July 1995. From February 1994 to July 1995, Mr. McCarthy served as the Company's Research and Development Manager, and from November 1987 to February 1994 he served as the Account Manager for the Company and for the Predecessor's on-site service division.

COMMITTEES

    The Board of Directors has an Audit Committee, currently comprised of Messrs. McAleer and Chambers, which meets with the Company's independent auditors and reviews the Company's annual audit, internal controls and financial management practices. The Board also has a Compensation Committee, currently comprised of Messrs. Harper, Chambers and Crum, which meets with the Company's officers and oversees the Company's compensation and benefits practices and programs.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table summarizes all compensation earned by or paid to the Company's Chief Executive Officer and to each of the Company's other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered during the fiscal year ended December 31, 1995.

                                                                                LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION      -----------------------------------------
                                          ---------------------------   RESTRICTED     STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION                 SALARY         BONUS       STOCK AWARD    OPTIONS   COMPENSATION(4)
----------------------------------------  ----------  ---------------  ------------  ---------  ----------------
Kevin J. Hafer,
  President and Chief
  Executive Officer.....................  $  100,006  $     1,608,544(1) $  1,000,000(2)   705,880   $      5,000

Sterling Crum,
  President(3)..........................      --            --              --          --             --

Christopher L. Sirianni.................  $   77,770  $        99,746(5)      --        --        $      3,888

------------------------

(1) Includes $190,392 bonus paid in 1995 and approximately $1.4 million bonus earned in 1995 and paid in 1996. Prior to the Leveraged Recapitalization, the Company and Mr. Crum, the founder of the Company, agreed to provide to Mr. Hafer an equity interest in the Company. At the time of the Leveraged Recapitalization, the arrangements regarding Mr. Hafer's equity interest had not been completed, and accordingly, approximately $1.4 million of Mr. Hafer's bonus and the Series B Redeemable Preferred Stock award represent compensation to Mr. Hafer in lieu of the agreed upon equity interest.

(2) Represents an award of 200,000 shares of the Company's Series B Redeemable Preferred Stock, which shares vest on January 1, 1997 and are redeemable at $5.00 per share upon the occurrence of certain events, including the consummation of this offering. See "--Employment Agreement" and "Certain Transactions."

(3) Mr. Crum served as the Company's President until June 1995. He was the Company's founder and, until October 30, 1995, the Company's sole shareholder. Mr. Crum received no compensation for his services as President of the Company in 1995. See "Certain Transactions."

(4) Represents matching contributions made by the Company to its 401(k) Profit Sharing Plan and Trust on behalf of such employees.

(5) Includes $51,694 bonus paid in 1995 and $48,052 bonus earned in 1995 and paid in 1996.

    OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information for the Company's Chief Executive Officer with respect to grants of options to purchase Common Stock of the Company made during the fiscal year ended December 31, 1995. There were no other grants of options to employees during such period.

                                                               INDIVIDUAL GRANTS
                                                    ---------------------------------------
                                                        NUMBER OF       % OF TOTAL OPTIONS
                                                        SECURITIES          GRANTED TO        EXERCISE
                                                    UNDERLYING OPTIONS  EMPLOYEES IN FISCAL  PRICE PER   EXPIRATION
NAME                                                    GRANTED(#)             YEAR            SHARE        DATE
--------------------------------------------------  ------------------  -------------------  ----------  -----------
Kevin J. Hafer(1).................................         705,880                100%       $  0.18375    12/29/05

------------------------

(1) As of the date of this Prospectus, options to purchase 404,844 shares of Common Stock have vested and been exercised by Mr. Hafer. Of the remaining 325,036 shares subject to options, options to purchase 666 shares will vest on January 1, 1998. Options to purchase approximately 16,458 shares will vest on the first day of each month from February 1998 through June 1999, and options to purchase approximately 6,372 shares will vest on the first day of each month from July 1999 through January 2000.

    AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information for the Company's Chief Executive Officer with respect to options to purchase Common Stock of the Company held as of December 31, 1995.

                                                 VALUE
                                               REALIZED       NUMBER OF SECURITIES
                                             (MARKET PRICE   UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                               NUMBER OF      AT EXERCISE    OPTIONS AT FISCAL YEAR      IN-THE-MONEY OPTIONS AT
                            SHARES ACQUIRED  LESS EXERCISE             END                   FISCAL YEAR END
NAME                          ON EXERCISE       PRICE)      (EXERCISABLE/UNEXERCISABLE) (EXERCISABLE/UNEXERCISABLE)
--------------------------  ---------------  -------------  -------------------------  ---------------------------
Kevin J. Hafer............        --              --                 0/705,880                   --/0(1)

------------------------

(1) There was no difference between the fair market value of the Common Stock as of December 31, 1995 and the exercise price of $0.18375 for the underlying options granted on December 27, 1995.

DIRECTOR COMPENSATION

    Members of the Company's Board of Directors who are not employees of the Company currently receive annual cash compensation of $6,000 for their services as directors. In addition, each of the directors was granted an option in 1996 to purchase 24,000 shares of Common Stock at a per share exercise price equal to 100% of the fair market value of the Common Stock as determined by the Board of Directors at the time of grant. All directors are reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors.

EMPLOYEE STOCK PLAN

    The Company's 1995 Employee Stock Plan (the "Employee Stock Plan") was adopted by the Board of Directors and approved by the shareholders of the Company in December 1995. The purposes of the Employee Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility in the Company, to provide additional incentives to officers, employees and non-employee directors of the Company, and to promote the success of the Company's business.

    The Employee Stock Plan provides for the granting to officers and employees of the Company of options that qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that do not so qualify ("NQSOs"). Non-employee directors of the Company are eligible to receive NQSOs. As of the date of this Prospectus, all grants of options under the Employee Stock Plan have been NQSOs.

    The Employee Stock Plan is currently administered by the Board of Directors, which has the discretion to determine, among other matters, the persons to whom options will be granted; the number of shares purchasable upon exercise of each option; whether options will be ISOs or NQSOs; the purchase price of the shares issuable pursuant to options (which price for ISOs may not be less than 100% of the fair market value of the Common Stock, as determined in good faith by the Board of Directors, on the date the option is granted); and the period during which each option may be exercised (not to exceed ten years for ISOs). The purchase price of the shares issued pursuant to each option must be paid, as determined by the Board of Directors, (i) in cash, (ii) by promissory note,
(iii) by surrender of shares of Common Stock held by the participant or a combination of cash and shares, or (iv) any combination of the foregoing methods of payment. The aggregate fair market value of the shares of Common Stock for which ISOs may first be exercisable by a participant during any one calendar year may not exceed $100,000.

    Generally, upon termination of a participant's employment with the Company by reason of the participant's death or "permanent and total disability" (as defined in Section 22(e)(3) of the Code), each option held by the participant on the date of termination shall terminate on the earlier of the fixed expiration date of such option, or the date that is one year after the date of termination of employment. Upon termination of a participant's employment with the Company by reason of disability that is not permanent and total, each option held by the participant on the date of termination shall terminate on the earlier of the fixed expiration date of such option, or the date that is ninety (90) days after the date of termination of employment. Upon termination of a participant's employment with the Company by any reason other than death or disability, each option held by the participant on the date of termination shall terminate on the earlier of the date that is ninety (90) days after the date of termination of employment, or the fixed expiration date of such option. In the case of Kevin J. Hafer, the Company's President and Chief Executive Officer, Mr. Hafer continues to vest in options for a period of one year so long as his termination is without cause (as defined in his Employment Agreement), and options that vest within such one-year period must be exercised within ninety (90) days following the end of such one-year period. See "Certain Transactions."

    In the event that the Company enters into an agreement to dispose of all or substantially all of its assets or if the Company's shareholders dispose or agree to dispose of 50% or more of the outstanding shares of Common Stock (an "Acceleration Event"), each outstanding option will be exercisable immediately preceding such Acceleration Event. Upon consummation of the Acceleration Event, all outstanding options, whether or not so accelerated, will terminate and cease to be exercisable, unless assumed by the successor corporation.

    In 1996, the Company granted to Messrs. Hafer, Sirianni and Bevis options to purchase 24,000, 132,000 and 103,000 shares of Common Stock, respectively, and to each of its non-employee directors options to purchase 24,000 shares of Common Stock, in all cases at an exercise price of $0.18375 per share. In October 1996, the Company accelerated the vesting of up to 50% of the options previously granted by the Company to its employees and non-employee directors. In 1996, Messrs. Hafer, Sirianni, Bevis, Crum, Harper and McAleer exercised options for 404,844, 54,424, 25,748, 12,000, 12,000 and 12,000 shares of Common
Stock, respectively.

    A total of 2,161,760 shares of Common Stock has been reserved for issuance under the Employee Stock Plan. As of December 10, 1996, the Company had options outstanding to purchase an aggregate of 707,864 shares at a weighted average exercise price of $0.2168 per share pursuant to the Employee Stock Plan. If options expire without having been exercised, the unused shares revert to the pool available for future option grants.

EMPLOYMENT AGREEMENT

    In December 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Mr. Hafer for a term of one year, subject to automatic one-year renewal thereafter. Under the Employment Agreement, Mr. Hafer in 1996 received a salary of $160,000 and is eligible to receive certain bonus payments of up to fifty percent (50%) of his annual salary upon the achievement by Mr. Hafer and the Company of certain performance objectives. Pursuant to the Employment Agreement, Mr. Hafer also received a one-time cash bonus in the aggregate amount of approximately $1.4 million and a one-time stock bonus of 200,000 shares of the Company's Series B Redeemable Preferred Stock, which shares were to vest and be redeemed upon the occurrence of certain events, including the consummation of this offering. Mr. Hafer is entitled under the Employment Agreement to a quarterly performance bonus of $17,500 in each quarter that the Company makes the required payments of interest on the Company's Class A and Class B Subordinated Promissory Notes. Pursuant to the Employment Agreement, Mr. Hafer was also granted options to purchase 705,880 shares of Common Stock at an exercise price of $0.18375 per share. If Mr. Hafer is terminated without cause, as defined in the Employment Agreement, he is entitled to receive his salary, benefits, bonus and accelerated vesting of his stock options for a period of one year, during which time and for an additional one year thereafter Mr. Hafer has agreed not to compete, directly or indirectly, with the Company. See "Certain Transactions." The Company is obligated to maintain, at its expense, a $1.0 million life insurance policy on Mr. Hafer's life, payable to his wife or estate (or as otherwise directed by Mr. Hafer), until all shares of Series B Redeemable Preferred Stock are redeemed.

    In December 1996, the Employment Agreement was amended to accelerate the vesting of all 200,000 shares of Series B Redeemable Preferred Stock to January 1, 1997, and to require the Company to redeem 80,000 shares on January 1, 1997 for $5.00 per share (an aggregate of $400,000). The balance of the shares will be redeemed for $5.00 per share upon the consummation of this offering.

401(k) PROFIT SHARING PLAN AND TRUST

    In February 1993, the Company established the Apex PC Solutions, Inc. 401(k) Profit Sharing Plan and Trust (the "401(k) Plan") under Section 401(k) of the Code. Under the 401(k) Plan, employees may contribute up to $9,500 of their compensation per year subject to the elective limits as defined by guidelines of the Internal Revenue Service (the "IRS") and the Company may make matching contributions in amounts not to exceed 5% of each employee's annual compensation. The Company's contributions to the 401(k) Plan during the years ended December 31, 1993, 1994 and 1995 aggregated $26,790, $19,603, and $35,217, respectively. Contributions to the 401(k) Plan during the nine months ended September 30, 1995 and 1996 aggregated $26,413 and $43,217, respectively.

EMPLOYEE STOCK PURCHASE PLAN

    The Company's Board of Directors adopted the Apex PC Solutions, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") in December 1996, to be effective upon consummation of this offering. The Employee Stock Purchase Plan is subject to approval by a majority of the Company's shareholders. The Employee Stock Purchase Plan will offer 250,000 shares of the Company's Common Stock for sale to employees at a discount. The Employee Stock Purchase Plan is designed to comply with Section 423 of the Code and allows participating employees to gain certain tax advantages, provided the participant meets certain holding requirements.

    All employees, including officers and employee-directors, will be eligible to participate in the Employee Stock Purchase Plan if they are regularly scheduled to work 20 or more hours per week, and customarily work for more than five months each calendar year. Independent contractors (such as non-employee directors) and consultants not considered Company "employees" for tax purposes are not eligible to participate. In addition, the Employee Stock Purchase Plan will exclude any employee who already owns 5% or more of the Company's stock. Employees will participate by directing the Company to withhold a specified amount from each of their regular paychecks (in no event more than 10% of pay). At the end of each calendar quarter, the Company will use each participant's withholdings to purchase Company Common Stock on behalf of the participant. The purchase price for each share will be the lesser of (i) 85% of the fair market value of a share on the first business day of the calendar quarter, or (ii) 85% of the fair market value of a share on the last business day of the quarter. In no event may a participant acquire more than $25,000 worth of Company Common Stock in a calendar year.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Articles of Incorporation limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by Washington law. Such limitation does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Articles of Incorporation and Bylaws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Washington law. The Company maintains directors' and officers' insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

    The Company operated as a division of Apex Computer Company through January 1993. In February 1993, the assets and liabilities of that division were spun off as a dividend to Sterling Crum, who contributed those assets and liabilities to the Company as its initial capitalization in return for the issuance by the Company of 8.0 million shares of Common Stock. At that time, the assets were valued by Mr. Crum, who was the sole director of the Company, at approximately $776,000, and the liabilities were valued at approximately $189,000, for a net value of approximately $587,000.

    During 1994 and 1995, Mr. Crum advanced funds (by foregoing distributions) for the operation of the Company in exchange for unsecured promissory notes totaling approximately $225,000 for 1994 and $4.6 million for 1995. All of these notes bore interest at the rate of 12% per annum except for two notes totaling approximately $270,000 that bore interest at a rate equal to 100% of the discounts taken by the Company for its early payments to suppliers (the "Net-10 Notes"). All principal and accrued and unpaid interest under these notes was paid at or shortly after the closing of the Leveraged Recapitalization. At the time of repayment, accrued interest on these notes (other than the Net-10 Notes) totaled approximately $112,000, and accrued interest on the two Net-10 Notes totaled less than $20,000.

    During 1994 and 1995 when the Company was an S Corporation, the Company distributed $792,279 and $992,815, respectively, to Mr. Crum as dividends. In 1993 and 1994 Mr. Crum received $101,534 and $3,000, respectively, as compensation.

    In December 1995, the Company sold to several entities affiliated with TA Associates, Inc. (the "TA Group") 1.6 million shares of Common Stock at a price of $0.18375 per share, 300,000 shares of Series A Convertible Preferred Stock at a price of $7.35 per share, and $10.0 million in aggregate principal amount of Class A Subordinated Promissory Notes, for an aggregate purchase price of approximately $12.5 million. Jeffrey T. Chambers, a director of the Company, is a Managing Director of TA Associates, Inc. The shares of Series A Convertible Preferred Stock issued to the TA Group will convert into 2.4 million shares of Common Stock upon the closing of this offering. The Class A Subordinated Promissory Notes issued to the TA Group provide for the quarterly payment of interest at 7% per annum, and the repayment of the principal amount and any accrued and unpaid interest upon consummation of certain "Qualified Liquidity Events," which include this offering. See "Use of Proceeds." In connection with the Leveraged Recapitalization, the Company, the TA Group, Sterling Crum, Kevin
J. Hafer, the Chief Executive Officer and a director of the Company, and Britannia Holdings Limited ("Britannia"), a major shareholder of the Company, entered into a Shareholders' Agreement pursuant to which, among other things, the TA Group was granted certain preemptive rights, co-sale rights and rights of refusal on transfers of shares by the other shareholder parties, and the Company granted the TA Group certain registration rights pursuant to a Registration Rights Agreement. See "Description of Capital Stock--Registration Rights." The Shareholders' Agreement will terminate by its terms upon consummation of this offering.

    In connection with the Leveraged Recapitalization, the Company redeemed from Britannia 4.0 million shares of Common Stock for an aggregate price of approximately $22.5 million, consisting of cash in the amount of $12.5 million and the Class B Subordinated Promissory Note in the aggregate principal amount of $10.0 million. The Class B Subordinated Promissory Note issued to Britannia provides for the quarterly payment of interest at 7% per annum and the repayment of the principal amount and any accrued and unpaid interest on the consummation of certain "Qualified Liquidity Events," which include this offering. See "Use of Proceeds." Of the approximately $12.5 million payable to Britannia, $2.5 million was placed in escrow by the Company to secure certain representations and warranties made to the TA Group by the Company, Sterling Crum, the Company's founder and a director, and Britannia in connection with the Venture Transaction. This escrow arrangement will expire on the 30th day after audited financial statements for the year ended December 31, 1996 are provided to the TA Group.

    Simultaneously with the Leveraged Recapitalization, Mr. Crum entered into an S Corporation Indemnification Agreement with the Company indemnifying the Company from and against any federal or state income tax liability resulting from the Company's failure to qualify as an S Corporation under Internal Revenue Code Section 1361(a)(1) for any taxable year ending or prior to October 31, 1995, the date on which the Company's status as an S Corporation was terminated.

    In connection with the Leveraged Recapitalization, Kevin J. Hafer, the Company's President and Chief Executive Officer, entered into an Employment Agreement with the Company for calendar year 1996, subject to automatic one-year renewals thereafter. See "Management--Employment Agreement." Pursuant to the Employment Agreement, Mr. Hafer received, among other things, 200,000 shares of nonvoting Series B Redeemable Preferred Stock. In December 1996, the Employment Agreement was amended so that the Series B Redeemable Preferred Stock vests in Mr. Hafer on January 1, 1997, and the Company is obligated to redeem 80,000 of such shares on January 1, 1997 for $5.00 per share and to redeem the balance of such shares for $600,000 upon a "Qualified Public Offering," including this offering. The Company is obligated to maintain, at its expense, a $1.0 million life insurance policy on Mr. Hafer's life, payable to his wife or estate (or as otherwise directed by Mr. Hafer), until all shares of Series B Redeemable Preferred Stock are redeemed.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth as of November 30, 1996, and as adjusted to reflect the sale by the Company of the shares of Common Stock offered hereby, certain information with respect to the ownership of the Common Stock of the Company (or shares of Common Stock into which the Company's Series A Convertible Preferred Stock is convertible) by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company's executive officers named under "Management--Executive Officers and Directors" and (iv) all executive officers and directors of the Company as a group. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws, where applicable.

                                                                  SHARES BENEFICIALLY OWNED  SHARES BENEFICIALLY OWNED
                                                                    PRIOR TO THE OFFERING       AFTER THE OFFERING
                                                                  -------------------------  -------------------------
NAME OF BENEFICIAL OWNER(1)                                         SHARES     PERCENTAGE      SHARES     PERCENTAGE
----------------------------------------------------------------  ----------  -------------  ----------  -------------
Sterling Crum(2)................................................   4,012,000         46.3%    4,012,000         33.0%

Jeffrey T. Chambers(3)(4).......................................   4,012,000         46.3     4,012,000         33.0

TA Group(4) ....................................................   4,000,000         46.2     4,000,000         32.9
  c/o TA Associates, Inc.
  125 High Street
  High Street Tower, Suite 2500
  Boston, MA 02110

Britannia Holdings Limited(5) ..................................   2,800,000         32.3     2,800,000         23.0
  P.O. Box 556
  Main Street
  Charleston, Nevis

Kevin J. Hafer(6)...............................................     404,844          4.7       404,844          3.3

Christopher L. Sirianni(7)......................................      66,000        *            66,000        *

Douglas A. Bevis................................................      25,748        *            25,748        *

William McAleer.................................................      12,000        *            12,000        *

Edwin L. Harper.................................................      12,000        *            12,000        *

All directors and executive officers as a group (7
  persons)(8)...................................................   8,544,592         98.4%    8,544,592         70.1%

------------------------

 * Less than 1%.

(1) Except as set forth herein the address of the directors and executive officers set forth in the table is the address of the Company appearing elsewhere in this Prospectus.

(2) Includes 2,800,000 shares beneficially owned by Britannia Holdings Limited, whose sole shareholder is The Duvall Trust, an irrevocable trust for the benefit of Mr. Crum and certain members of his family. Mr. Crum disclaims beneficial ownership with respect to all of such 2,800,000 shares. See Note
    (5) below.

(3) Includes 12,000 shares of Common Stock issuable upon exercise of stock options currently exercisable at $0.18375 per share. Also includes 4,000,000 shares beneficially owned by the TA Group. See Note (4) below. Mr. Chambers, a director of the Company, is a General Partner of TA Venture Investors Limited Partnership and is a Managing Director of TA Associates, Inc., and thus directly or indirectly has the right to direct the voting or disposition of the shares held by each entity in the TA Group. Mr. Chambers disclaims beneficial ownership to all of the 4,000,000 shares beneficially owned by the TA Group, except 5,032 shares beneficially owned by TA Venture Investors Limited Partnership.

(4) Includes shares beneficially owned by the following entities managed by or affiliated with the TA Group: Advent VII, L.P., 2,400,976 shares; Advent Atlantic and Pacific II, L.P., 1,317,040 shares; Advent New York, L.P., 240,104 shares; and TA Venture Investors Limited Partnership, 41,880 shares. If the Underwriters' over-allotment option is exercised in full, the TA Group will sell 226,000 shares of Common Stock and after this offering will beneficially own 3,774,000 shares or 31.0% of the total number of shares of Common Stock outstanding.

(5) If the Underwriters' over-allotment option is exercised in full, Britannia will sell 226,000 shares of Common Stock and after this offering will beneficially own 2,574,000 shares or 21.2% of the total number of shares of Common Stock outstanding.

(6) If the Underwriters' over-allotment option is exercised in full, Mr. Hafer will sell 73,000 shares of Common Stock and after this offering will beneficially own 331,844 shares or 2.7% of the total number of shares of Common Stock outstanding.

(7) Includes 11,576 shares of Common Stock issuable upon exercise of stock options currently exercisable at $0.18375 per share.

(8) Includes 23,576 shares of Common Stock issuable upon exercise of stock options currently exercisable at $0.18375 per share. Also includes 4,000,000 shares held by the TA Group and 2,800,000 shares held by Britannia. See Notes (2), (3) and (7) above. If the Underwriters' over-allotment option is exercised in full, all directors and executive officers of the Company as a group will beneficially own 8,019,592 shares or 65.9% of the total number of shares of Common Stock outstanding after this offering.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value, and 500,000 shares of Preferred Stock, no par value, of which 300,000 shares are designated Series A Convertible Preferred Stock and 200,000 shares are designated Series B Redeemable Preferred Stock. Upon consummation of this offering, all outstanding Series A Convertible Preferred Stock will be converted into 2,400,000 shares of Common Stock and all outstanding Series B Redeemable Preferred Stock will be redeemed. See "Use of Proceeds."

COMMON STOCK

    As of December 10, 1996, there were 8,660,016 shares of Common Stock outstanding and held of record by 17 shareholders, after giving effect to the conversion of all outstanding shares of Series A Convertible Preferred Stock. Based upon such number of shares deemed outstanding as of that date and giving effect to the issuance of the 3,500,000 shares of Common Stock offered hereby, there will be 12,160,016 shares outstanding upon the consummation of this offering.

    Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the shareholders and do not have cumulative voting rights. Subject to the preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. All outstanding shares of Common Stock are, and the shares to be sold in the offering when issued and paid for will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock will be entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

    The Board of Directors is authorized, subject to certain limitations prescribed by law, without further shareholder approval, to issue from time to time up to 1,000,000 shares of the Preferred Stock in one or more series. Each series of Preferred Stock shall have such designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof as the Board of Directors shall determine. The preferences, powers, rights and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for dis-tribution to holders of Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan or intent to issue any shares of Preferred Stock. Upon consummation of this offering, there will be no shares of Preferred Stock outstanding.

REGISTRATION RIGHTS

    One hundred eighty (180) days after the closing of this offering, the holders ("Holders") of an aggregate of approximately 4,000,000 shares of Common Stock (3,774,000 if the Underwriters' over-allotment option is exercised in full) (the "Registrable Shares") are entitled to certain rights with respect to the registration of such shares for offer and sale to the public under the Securities Act. Under these provisions, the Holders of at least 40% of the Registrable Shares may request that the Company file up to two registration statements under the Securities Act with respect to such shares. Upon receipt of such a request, the Company is required to notify all other Holders and to use all reasonable efforts to effect such registration, subject to certain conditions. In addition, upon the request of holders of at least 20% of the Registrable Shares, the Company may be required to effect an unlimited number of registrations on Form S-3. Further, whenever the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other security holders, the Company is required to notify each Holder of the proposed registration and include all Registrable Shares which such Holder may request to be included in such registration, subject to certain limitations. The Company has obtained a waiver of these rights to the extent they would have applied to this offering. Generally, the Company is required to bear all expenses (except underwriting discounts, selling commissions and stock transfer taxes) of all registrations.

ANTITAKEOVER PROVISIONS

    STATUTORY PROVISIONS. Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the Company. Chapter 23B.17 of the Washington Business Corporation Act (the "WBCA") prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of the Company involving an "interested shareholder" (defined as a person who owns beneficially 20% or more of the Company's voting securities) unless the transaction is determined to be at a "fair price" or otherwise approved by a majority of the Company's disinterested directors or is approved by holders of two-thirds of the Company's outstanding voting securities, other than those held by the interested shareholder. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision, but the Company has not done so. In addition, Chapter 23B.19 of the WBCA prohibits the Company, with certain exceptions, from engaging in certain significant business transactions with an "acquiring person" (defined as a person who acquires 10% or more of the Company's voting securities without the prior approval of the Company's Board of Directors) for a period of five years after such acquisition. If the Company moves its principal executive offices outside Washington State or if neither a majority nor 1,000 of the Company's employees are residents of Washington State, the protections afforded by Chapter 23B.19 would no longer be available. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The Leveraged Recapitalization pursuant to which the TA Group became a greater-than-10% shareholder was approved by the Company's Board of Directors, and as a result the TA Group is not considered an "acquiring person" for purposes of Chapter 23B.19. The Company may not exempt itself from coverage of this statue. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the Company.

    ARTICLES OF INCORPORATION AND BYLAW PROVISIONS. The Company's Articles of Incorporation authorize the Board of Directors to issue up to 1,000,000 shares of Preferred Stock with such rights and preferences as the Board of Directors may determine. The issuance of such shares may have the effect of delaying, deterring or preventing a change in control of the Company. See "--Preferred Stock."

    The Articles of Incorporation provide that holders of the Company's voting securities are not entitled to cumulate votes in the election of directors. As a result, holders of a majority of the Company's voting securities may elect the entire Board of Directors, subject to the voting rights of holders of Preferred Stock. See "--Common Stock."

    In addition, the Company's Amended and Restated Bylaws provide that shareholders may not raise new matters or nominate directors at a meeting of shareholders unless certain advance notice requirements are satisfied.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the offering, the Company will have 12,160,016 shares of Common Stock outstanding. Of these shares, all of the 3,500,000 shares sold in the offering (4,025,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company as that term is defined in Rule 144 ("Rule 144") under the Securities Act, which shares will then be subject to the resale limitations of Rule 144 described below. The remaining 8,660,016 shares (8,135,016 shares if the Underwriters' over-allotment option is exercised in full) will be "restricted securities" within the meaning of Rule 144.

    Approximately 1,860,016 Restricted Shares will become eligible for sale in the public market upon the expiration of lock-up agreements between the Underwriters and the holders of such shares 180 days after the date of this Prospectus, subject to compliance with certain provisions of Rule 144. The remaining Restricted Shares will become eligible for resale under Rule 144 at various times in 1997 and 1998. In addition, beginning 180 days after the date of this Prospectus, the holders of 4,000,000 shares of Common Stock may require that a portion of such shares be registered under the Securities Act. See "Description of Capital Stock--Registration Rights."

    In general, under Rule 144 as currently in effect, a shareholder who has beneficially owned for at least two years shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the outstanding shares of the Common Stock (approximately 121,600 shares immediately after completion of the offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

    The Company and the holders of all of its outstanding securities have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this offering without the prior written consent of Montgomery Securities, except that the Company, without such consent, may grant options or issue stock upon exercise of new or outstanding options pursuant to the Employee Stock Plan.

    Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing upon the expiration of lock-up agreements between the Underwriters and the holders of such shares 180 days after the date of this Prospectus.

    The Company has reserved 2,161,760 shares of Common Stock for issuance under the Employee Stock Plan and 250,000 shares of Common Stock for issuance under the Employee Stock Purchase Plan. At appropriate times subsequent to completion of the offering, the Company intends to file registration statements under the Securities Act to register the Common Stock to be issued under the Employee Stock Plan and the Employee Stock Purchase Plan. After the effective date of such registration statements, shares issued under the Employee Stock Plan and the Employee Stock Purchase Plan will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by affiliates of the Company.

    Prior to this offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the offering. Sales of substantial amounts of Common Stock in the public market following the offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), represented by Montgomery Securities and Dain Bosworth Incorporated (together, the "Representatives") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                               NUMBER
UNDERWRITERS                                                                                 OF SHARES
------------------------------------------------------------------------------------------  ------------
Montgomery Securities.....................................................................
Dain Bosworth Incorporated................................................................

                                                                                            ------------
      Total...............................................................................     3,500,000
                                                                                            ------------
                                                                                            ------------

    The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $     per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $     per share to certain other dealers. After this offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

    The Selling Shareholders have granted the Underwriters an option exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 525,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 3,500,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table.

    The Company and the holders of all of its outstanding securities have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of Montgomery Securities, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, except that the Company, without such consent, may grant options or issue stock upon exercise of new or outstanding options pursuant to the Employee Stock Plan.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock are prevailing market conditions, the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuations of companies in related businesses.

    The Company has agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with the offering, including liabilities under the Securities Act, or will contribute to payments that the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Davis Wright Tremaine LLP, Seattle, Washington. Certain legal matters relating to this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The balance sheets as of December 31, 1995 and September 30, 1996 and the statements of operations, shareholders' equity (deficit) and cash flows for the eleven months ended December 31, 1993, the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed a registration statement on Form SB-2 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

    The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York, and Chicago, Illinois, at prescribed rates. The Registration Statement and such exhibits and schedules are also available at the Commission's Web site (http://www.sec.gov).

    Upon completion of the offering, the Company will be subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                            APEX PC SOLUTIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                               TABLE OF CONTENTS

                                                                                                         PAGE
                                                                                                     -------------
Report of Independent Accountants..................................................................       F-2

Financial Statements:

  Balance Sheets...................................................................................       F-3

  Statements of Operations.........................................................................       F-4

  Statement of Changes in Shareholders' Equity (Deficit)...........................................       F-5

  Statements of Cash Flows.........................................................................       F-6

  Notes to Financial Statements....................................................................   F-7 to F-18

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Apex PC Solutions, Inc.

    We have audited the accompanying balance sheets of Apex PC Solutions, Inc. (the "Company") as of December 31, 1995 and September 30, 1996 and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the eleven months ended December 31, 1993, each of the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Apex PC Solutions, Inc. as of December 31, 1995 and September 30, 1996 and the results of its operations and its cash flows for the eleven months ended December 31, 1993, each of the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

Seattle, Washington
December 9, 1996

                            APEX PC SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                                                      DECEMBER 31,   SEPTEMBER 30,
                                                                                          1995           1996
                                                                                      -------------  -------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents.........................................................  $   2,676,290   $ 1,563,141
  Accounts receivable, net of allowance for doubtful accounts.......................      4,499,404     6,189,012
  Inventories.......................................................................      1,257,772     1,417,682
  Prepaid expenses..................................................................        124,047        98,404
  Deferred tax assets...............................................................         60,000       263,400
                                                                                      -------------  -------------
      Total current assets..........................................................      8,617,513     9,531,639
                                                                                      -------------  -------------
Property and equipment, at cost:
  Leasehold improvements............................................................                        4,677
  Furniture and office equipment....................................................        125,846       248,599
  Computer and other equipment......................................................        159,330       295,193
                                                                                      -------------  -------------
                                                                                            285,176       548,469
  Less accumulated depreciation.....................................................         86,089       163,869
                                                                                      -------------  -------------
                                                                                            199,087       384,600
                                                                                      -------------  -------------
Other assets (primarily financing costs)............................................        231,400       242,036
                                                                                      -------------  -------------
                                                                                      $   9,048,000   $10,158,275
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt.................................................  $     674,125   $   401,079
  Accounts payable..................................................................        930,265       489,283
  Accrued wages and commissions.....................................................      1,739,703       284,619
  Accrued warranty costs............................................................       --             400,000
  Customer deposits.................................................................       --             379,122
  Other accrued expenses............................................................        343,337       195,669
  Deferred revenue..................................................................        280,302       --
                                                                                      -------------  -------------
      Total current liabilities.....................................................      3,967,732     2,149,772
Subordinated debt...................................................................     20,000,000    20,000,000
Long-term debt, less current portion................................................      5,614,988     5,614,898
Deferred taxes......................................................................          8,000        13,000
                                                                                      -------------  -------------
      Total liabilities.............................................................     29,590,720    27,777,670
                                                                                      -------------  -------------
Commitments and contingencies

Preferred stock, Series B redeemable, no par value; 200,000 shares authorized,
  issued and outstanding............................................................      1,000,000     1,000,000
                                                                                      -------------  -------------
Shareholders' equity (deficit:)
  Preferred stock, Series A convertible, no par value; 300,000 shares authorized,
    issued and outstanding..........................................................      2,205,000     2,205,000
  Common stock, no par value; 10,000,000 shares authorized; 5,600,000 and 5,691,368
    shares issued and outstanding...................................................        295,000       344,363
  Deferred compensation.............................................................     (1,000,000)     (905,962)
  Accumulated deficit...............................................................    (23,042,720)  (20,262,796)
                                                                                      -------------  -------------
      Total shareholders' equity (deficit)..........................................    (21,542,720)  (18,619,395)
                                                                                      -------------  -------------
        Total liabilities and shareholders' equity (deficit)........................  $   9,048,000   $10,158,275
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                            ELEVEN                                  NINE MONTHS ENDED SEPTEMBER
                                         MONTHS ENDED   YEARS ENDED DECEMBER 31,                30,
                                         DECEMBER 31,  ---------------------------  ----------------------------
                                             1993          1994          1995           1995           1996
                                         ------------  ------------  -------------  -------------  -------------
                                                                                     (UNAUDITED)
Net sales..............................   $2,944,827   $  7,310,565  $  19,670,619  $  11,792,904  $  23,267,118
Cost of sales..........................    1,636,184      4,493,275     10,635,672      6,189,752     13,515,800
                                         ------------  ------------  -------------  -------------  -------------
      Gross profit.....................    1,308,643      2,817,290      9,034,947      5,603,152      9,751,318
                                         ------------  ------------  -------------  -------------  -------------
Research and development...............      226,354        277,878        913,027        645,317        655,528
Sales and marketing....................      122,488        370,264      1,631,075      1,003,029      1,757,632
General and administrative.............      529,662      1,235,657      2,753,763        803,178      1,704,078
                                         ------------  ------------  -------------  -------------  -------------
      Total operating expenses.........      878,504      1,883,799      5,297,865      2,451,524      4,117,238
                                         ------------  ------------  -------------  -------------  -------------
      Income from operations...........      430,139        933,491      3,737,082      3,151,628      5,634,080
                                         ------------  ------------  -------------  -------------  -------------
Interest income (expense), net.........        1,874          7,023       (186,302)       (32,277)    (1,419,294)
                                         ------------  ------------  -------------  -------------  -------------
Income from continuing operations
  before income taxes..................      432,013        940,514      3,550,780      3,119,351      4,214,786
Provision (benefit) for income taxes...       --            --             (52,000)      --            1,434,862
                                         ------------  ------------  -------------  -------------  -------------
      Income from continuing
        operations.....................      432,013        940,514      3,602,780      3,119,351      2,779,924
Discontinued operations:
  Income from discontinued service
    operations.........................      244,712        601,064       --             --             --
                                         ------------  ------------  -------------  -------------  -------------
        Net income.....................   $  676,725   $  1,541,578  $   3,602,780  $   3,119,351  $   2,779,924
                                         ------------  ------------  -------------  -------------  -------------
                                         ------------  ------------  -------------  -------------  -------------
Pro forma data (Note 1):
  Historical net income................   $  676,725   $  1,541,578  $   3,550,780  $   3,119,351  $   4,214,786
  Pro forma provision for income
    taxes..............................      230,086        524,137      1,207,265      1,060,579      1,434,862
                                         ------------  ------------  -------------  -------------  -------------
  Pro forma net income.................   $  446,639   $  1,017,441  $   2,343,515  $   2,058,772  $   2,779,924
                                         ------------  ------------  -------------  -------------  -------------
                                         ------------  ------------  -------------  -------------  -------------
  Pro forma income per share...........                              $        0.20  $        0.18  $        0.30
                                                                     -------------  -------------  -------------
                                                                     -------------  -------------  -------------
  Weighted average shares used in
    computing pro forma net income per
    share..............................                                 11,519,527     11,519,527      9,119,527
                                                                     -------------  -------------  -------------
                                                                     -------------  -------------  -------------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.

             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                            PREFERRED STOCK
                                         ---------------------      COMMON STOCK                        RETAINED
                                                      AMOUNT    ---------------------    DEFERRED       EARNINGS
                                          SHARES     SERIES A     SHARES     AMOUNT    COMPENSATION    (DEFICIT)       TOTAL
                                         ---------  ----------  ----------  ---------  -------------  ------------  ------------
Initial capitalization, February 1,
  1993 (Note 1)........................     --      $   --       8,000,000    586,075   $   --        $    --       $    586,075
Net income.............................     --          --          --         --           --             676,725       676,725
Distribution to shareholder............     --          --          --         --           --            (305,617)     (305,617)
                                         ---------  ----------  ----------  ---------  -------------  ------------  ------------
Balances, December 31, 1993............     --          --       8,000,000    586,075       --             371,108       957,183
Net income.............................     --          --          --         --           --           1,541,578     1,541,578
Distribution to shareholder............     --          --          --         --           --          (1,037,124)   (1,037,124)
                                         ---------  ----------  ----------  ---------  -------------  ------------  ------------
Balances, December 31, 1994............     --          --       8,000,000    586,075       --             875,562     1,461,637
Net income.............................     --          --          --         --           --           3,602,780     3,602,780
Distributions (cash and notes) to
  shareholder..........................     --          --          --       (585,075)      --          (5,022,062)   (5,607,137)
Issuance of Series A convertible
  preferred stock......................    300,000   2,205,000      --         --           --             --          2,205,000
Deferred compensation related to
  issuance of Series B redeemable
  preferred stock......................     --          --          --         --        (1,000,000)       --         (1,000,000)
Issuance of common stock...............     --          --       1,600,000    294,000       --             --            294,000
Redemption of common stock.............     --          --      (4,000,000)    --           --         (22,499,000)  (22,499,000)
                                         ---------  ----------  ----------  ---------  -------------  ------------  ------------
Balances, December 31, 1995............    300,000   2,205,000   5,600,000    295,000    (1,000,000)   (23,042,720)  (21,542,720)
Net income.............................                                                     --           2,779,924     2,779,924
Issuance of common stock options.......     --          --          --         32,574       (32,574)       --            --
Exercise of stock options..............     --          --          91,368     16,789       --             --             16,789
Amortization of deferred compensation..     --          --          --         --           126,612        --            126,612
                                         ---------  ----------  ----------  ---------  -------------  ------------  ------------
Balances, September 30, 1996...........    300,000  $2,205,000   5,691,368  $ 344,363   $  (905,962)  $(20,262,796) $(18,619,395)
                                         ---------  ----------  ----------  ---------  -------------  ------------  ------------
                                         ---------  ----------  ----------  ---------  -------------  ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                           ELEVEN      YEARS ENDED DECEMBER      NINE MONTHS ENDED
                                                        MONTHS ENDED           31,                 SEPTEMBER 30,
                                                        DECEMBER 31,  ----------------------  -----------------------
                                                            1993         1994        1995        1995         1996
                                                        ------------  ----------  ----------  -----------  ----------
                                                                                              (UNAUDITED)
Cash flows from operating activities:
  Net income..........................................   $  676,725   $1,541,578  $3,602,780   $3,119,351  $2,779,924
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Depreciation and amortization.....................       34,762       43,530      60,288      38,185      112,146
    Amortization of deferred compensation.............       --           --          --          --          126,612
    Loss on disposal of equipment.....................       --            2,583      10,614      10,614       --
    Deferred taxes....................................       --           --         (52,000)     --         (198,400)
    Provision for obsolete and slow moving
      inventory.......................................       --           --          --          16,725       90,000
    Provision for doubtful accounts...................        8,227       --          30,000       2,500      100,000
    Changes in:
      Accounts receivable.............................     (911,552)    (163,136) (3,052,603) (1,459,997)  (1,789,608)
      Inventories.....................................       24,997     (197,083)   (919,748)   (313,682)    (249,910)
      Prepaid expenses................................       (7,122)     (45,346)    (71,579)     14,527       25,643
      Other assets....................................       --           --         (10,922)     --          (45,000)
      Accounts payable................................      (50,347)     294,061     543,079     339,540     (440,982)
      Accrued wages and commissions...................       91,037       19,796   1,592,713      (2,989)  (1,455,084)
      Accrued warranty costs..........................       --           --          --          --          400,000
      Customer deposit................................       --           --          --          --          379,122
      Other accrued expenses..........................      159,986      (52,495)    226,028     (73,556)    (147,670)
      Deferred revenue................................       --           --         280,302      --         (280,302)
                                                        ------------  ----------  ----------  -----------  ----------
        Total adjustments.............................     (650,012)     (98,090) (1,363,828) (1,428,133)  (3,373,433)
                                                        ------------  ----------  ----------  -----------  ----------
        Net cash provided by (used in) operating
          activities..................................       26,713    1,443,488   2,238,952   1,691,218     (593,509)
                                                        ------------  ----------  ----------  -----------  ----------
Cash flows from investing activities:
  Proceeds from sale of equipment.....................       --            1,839      --          --           --
  Purchases of equipment..............................      (72,264)     (25,718)   (166,217)   (135,119)    (263,293)
                                                        ------------  ----------  ----------  -----------  ----------
        Net cash used in investing activities.........      (72,264)     (23,879)   (166,217)   (135,119)    (263,293)
Cash flows from financing activities:
  Distributions paid..................................       --         (792,279)   (992,815) (1,567,357)      --
  Principal payments on notes to shareholder..........     (305,617)    (249,845) (4,569,322)     --         (270,000)
  Proceeds from the issuance of long-term debt........       --           --      16,000,000      --           (3,136)
  Payment of long-term debt...........................       --           --          (1,347)     --           --
  Payment of loan fees................................       --           --        (220,478)     --           --
  Proceeds from the issuance of notes to
    shareholder.......................................      230,000       --          --         574,543       --
  Proceeds from cash contributed in initial
    capitalization....................................      131,200       --          --          --           --
  Proceeds from the issuance of Series A preferred and
    common stock......................................       --           --       2,499,000      --           16,789
  Redemption of common stock..........................       --           --      (12,499,000)     --          --
                                                        ------------  ----------  ----------  -----------  ----------
        Net cash provided by (used in) financing
          activities..................................       55,583   (1,042,124)    216,038    (992,814)    (256,347)
                                                        ------------  ----------  ----------  -----------  ----------
Net increase (decrease) in cash and cash
  equivalents.........................................       10,032      377,485   2,288,773     563,285   (1,113,149)
Cash and cash equivalents at beginning of period......       --           10,032     387,517     387,517    2,676,290
                                                        ------------  ----------  ----------  -----------  ----------
Cash and cash equivalents at end of period............   $   10,032   $  387,517  $2,676,290   $ 950,802   $1,563,141
                                                        ------------  ----------  ----------  -----------  ----------
                                                        ------------  ----------  ----------  -----------  ----------
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest..............   $   --       $   23,295  $  186,817   $  44,184   $1,439,333
                                                        ------------  ----------  ----------  -----------  ----------
                                                        ------------  ----------  ----------  -----------  ----------
  Cash paid for Federal income taxes..................   $   --       $   --      $   --       $  --       $   82,000
                                                        ------------  ----------  ----------  -----------  ----------
                                                        ------------  ----------  ----------  -----------  ----------
  Equipment obtained through capital lease............   $   --       $   --      $   20,460   $  --       $   --
                                                        ------------  ----------  ----------  -----------  ----------
                                                        ------------  ----------  ----------  -----------  ----------
  Distributions to shareholder evidenced by notes
    payable...........................................   $   --       $  244,845  $4,614,322   $  --       $   --
                                                        ------------  ----------  ----------  -----------  ----------
                                                        ------------  ----------  ----------  -----------  ----------
  Redemption of common stock evidenced by note
    payable...........................................   $   --       $   --      $10,000,000  $  --       $   --
                                                        ------------  ----------  ----------  -----------  ----------
                                                        ------------  ----------  ----------  -----------  ----------

   The accompanying notes are an integral part of these financial statements.

                            APEX PC SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    THE COMPANY

    Apex PC Solutions, Inc. (the "Company") was incorporated in December 1992. Through January of 1993, the Company operated as a division of another entity owned by the Company's shareholder. In February 1993, $586,075 in net assets were spun off from the related entity, representing the Company's initial capitalization. The predecessor bases of assets and liabilities contributed in the initial capitalization and recorded as contributed capital (common stock) were as follows:

Cash.............................................................  $ 131,200
Accounts receivable..............................................    410,340
Inventories......................................................    165,938
Plant and equipment..............................................     68,044
Accounts payable.................................................   (143,472)
Accrued liabilities..............................................    (45,975)
                                                                   ---------
                                                                   $ 586,075
                                                                   ---------
                                                                   ---------

    The Company designs, manufactures and markets stand-alone switching systems and integrated server cabinet solutions for the client/server computing market. The Company's switching systems enable client/ server network administrators to manage multiple servers from a single keyboard, monitor and mouse configuration, facilitating more efficient network management and administration. The Company purchases material component parts for the manufacture of switching systems and integrated server cabinets from domestic suppliers, and generally contracts with third parties for the subassembly of products.

    RECAPITALIZATION OF THE COMPANY

    During 1995, the Company was recapitalized through a series of transactions whereby a portion of the interest of one of its shareholders was redeemed for cash and a note. Concurrently, new shareholders purchased shares of common and preferred stock and provided additional financing to the Company. Immediately prior to the recapitalization, the Company declared dividends to the shareholder of $992,815 (including redemption of common stock with a basis of $585,075). The significant components of the leveraged recapitalization were as follows:

        The Company split its common stock 1,000 shares for 1.

        A shareholder of the Company received $4,569,322 from the Company for repayments of existing notes.

        The Company redeemed 4,000,000 shares (adjusted for all stock splits) from a shareholder through payment of $12,499,000 in cash and issuance of a $10,000,000 subordinated note.

        The Company issued 1,600,000 shares (adjusted for all stock splits) of common stock and 300,000 shares of Series A Convertible Preferred Stock for $294,000 and $2,205,000, respectively, to a group of investors. At the same time, the investors loaned the Company $10,000,000 evidenced by Series A Subordinated Notes.

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
        The Company issued 200,000 shares of Series B Redeemable Preferred Stock to an officer of the Company (see Note 8).

    The new investors did not acquire substantially all of the shares representing voting interests of the Company. Accordingly, the transaction has been recorded as a recapitalization with amounts distributed to the sole shareholder recorded as charges to shareholders' equity (deficit). The transaction did not result in a new basis of accounting for the assets and liabilities of the Company because it would not have been appropriate under EITF Issue No. 88-16, "Basis in Leveraged Buyout Transactions" or pushdown accounting guidelines of the Securities and Exchange Commission ("SEC").

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The unaudited September 30, 1995 financial statements included herein have been prepared by the Company. The information furnished in the unaudited financial statements includes all adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of such financial statements.

    CASH AND CASH EQUIVALENTS

    The Company considers cash and short-term investments which are highly liquid, with maturities of three months or less, to be cash equivalents.

    INVENTORIES

    Inventories are recorded at the lower of cost (as determined by the first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT

    Depreciation of property and equipment is computed on the basis of estimated useful lives ranging from three to seven years using the straight-line method. Maintenance and repairs are charged to expense as incurred. Significant betterments are capitalized. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations.

    OTHER ASSETS

    Other assets consist primarily of financing costs which are amortized using the straight-line method over five to seven years.

    REVENUE RECOGNITION

    Revenue on equipment sales is recognized upon shipment, net of allowances for potential returns. Certain customer contracts require equipment installation at the customer's location and in those circumstances, revenue is recognized after completion of the installation.

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) INCOME TAXES

    On October 31, 1995, the Company's status as an S Corporation for Federal income tax purposes was automatically terminated due to a sale of stock to an entity not eligible to be a shareholder of a subchapter S Corporation. Taxable income prior to the change in status was taxed directly to the former sole shareholder and financial statements for periods through this date reflected no provision for income taxes. Subsequent to October 31, 1995 the Company has been taxed as a C Corporation for Federal income tax purposes. The Company has provided for these income taxes under the principles of Statement of Financial Accounting Standards No. 109 SFAS 109.

    PRO FORMA INCOME PER SHARE

    The pro forma income per share is based on the weighted average number of shares of common stock and common equivalent shares outstanding, adjusted for stock splits retroactively applied to all periods presented (see Note 8). Pursuant to certain SEC Staff Accounting Bulletins, common stock and common stock equivalents issued at prices below the assumed initial public offering ("IPO") price of $10.00 during the 12 months immediately preceding the date of the initial filing of the Registration Statement have been included in the calculation of income per share, using the treasury stock method based on the assumed IPO price, as if the common stock equivalents were outstanding for all periods presented.

    PRO FORMA DATA

    Pro forma provisions for income taxes, net income and per share data represent the results of operations for the eleven months ended December 31, 1993, the two years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995, adjusted to reflect a provision for income taxes, calculated as if the Company had been taxed as a C Corporation.

    USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, recorded amounts approximate market value.

    The estimated fair value of notes payable approximates their recorded amounts because these instruments bear interest either at market rates or at floating rates which approximate market rates for similar instruments.

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) CONCENTRATIONS OF CUSTOMER BASE AND CREDIT RISK

    A major customer accounted for 36%, 54%, 45%, and 25% of the Company's net sales (excluding service sales) for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996, respectively. The receivable from this customer totaled approximately 67% and 45% of trade receivables at December 31, 1995 and September 30, 1996, respectively. For the nine months ended September 30, 1996, the Company had sales to three other major customers which accounted for 24%, 10% and 8% of net sales. The aggregate receivables from these three customers totaled 21% of trade accounts receivable at September 30, 1996. The customer that accounted for 24% of net sales for the nine months ended September 30, 1996 accounted for 1% of the Company's sales in 1995, and canceled its 1996 OEM arrangement with the Company in mid 1996 (see
Note 11). Another customer accounted for 49% of the Company's net sales, including revenues from discontinued service operations (which, at that time, were predominately computer maintenance services), for the eleven months ended December 31, 1993, and accounted for less than 5% of sales in each subsequent year.

    For the remaining customers, management believes concentrations of credit risk with respect to trade receivables are limited due to the nature of the customers comprising the Company's customer base. The Company performs credit reviews on major new customers, but rarely requires collateral.

    The Company maintains its cash in a bank in amounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

    MAJOR VENDORS

    The Company purchases all server cabinets from one vendor and has another vendor sub-assemble its switching systems. Although there are a limited number of vendors able to assemble concentrator switches, management believes that other vendors could provide similar services on comparable terms. A change in vendors, however, could cause a delay in manufacturing and possible loss of sales, which would adversely affect operating results.

    WARRANTY COSTS

    The Company provides, by a current charge to operations, an amount it estimates will be needed to cover future warranty obligations for products sold during the year.

    RESEARCH AND DEVELOPMENT

    The Company makes significant investments in research for the development of new technologies and products, including both switching systems and server cabinets. Research and development costs are charged to expense as incurred.

    ADVERTISING

    The Company expenses advertising costs as incurred. Advertising expense was $24,130 for the eleven months ended December 31, 1993, $309,936 and $772,484 for the years ended December 31, 1994 and 1995, respectively, and $429,511 and $743,035 for the nine months ended September 30, 1995 and 1996, respectively.

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) RECLASSIFICATIONS

    Because redemption of the Series B Preferred Stock is controlled by the holder, in accordance with certain financial statement requirements of the SEC, it has been reclassified from shareholders' equity (deficit).

    Certain other reclassifications were made to the 1993, 1994 and 1995 financial statements to conform with the 1996 presentation. The reclassifications do not affect income, stockholder's deficit or cash flows as previously reported.

2. ACCOUNTS RECEIVABLE:

    Accounts receivable consist of the following:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Trade receivables...............................................   $4,529,404    $ 6,319,012
Less allowance for doubtful accounts............................      (30,000)      (130,000)
                                                                  ------------  -------------
                                                                   $4,499,404    $ 6,189,012
                                                                  ------------  -------------
                                                                  ------------  -------------

3. INVENTORIES:

    Inventories consist of the following:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Raw materials...................................................   $  688,855    $   959,355
Work-in-process.................................................      243,790        262,127
Finished goods..................................................      325,127        286,200
                                                                  ------------  -------------
                                                                    1,257,772      1,507,682
Less reserve for obsolescence...................................       --            (90,000)
                                                                  ------------  -------------
                                                                   $1,257,772    $ 1,417,682
                                                                  ------------  -------------
                                                                  ------------  -------------

4. LINE OF CREDIT AND LETTERS OF CREDIT:

    Under the terms of a credit agreement with a bank (Note 5), the Company has an operating line of credit allowing it to borrow up to a specified amount based upon eligible accounts receivable, as defined in the agreement. The agreement also states that the bank will issue commercial letters of credit on the Company's behalf such that the aggregate amount of borrowings under the operating line and letter of credit arrangements does not exceed $3,000,000. The operating line and letter of credit facility expire on April 15, 1997 and bear interest at prime (8.25% at September 30, 1996) plus 1.5%. There were no borrowings on the line of credit facility as of September 30, 1996, nor at any time during 1996.

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

5. SUBORDINATED AND LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                     1995           1996
                                                                 -------------  -------------
Note payable to bank, collateralized by substantially all of the Company's assets, interest payable monthly at prime
  (8.25%, at September 30, 1996) plus 1.5%, principal payments of $400,000 and $500,000 are required at December 31, 1996
  and 1997, respectively, matures December 2002................  $   6,000,000  $   6,000,000

Uncollateralized notes payable to stockholder, interest payable
  monthly at 12%, paid in full in January, 1996................        270,000       --

Notes payable to shareholders subordinated to borrowings from the bank under note payable and line of credit and letter of credit facility, principal payments of $10,000,000 in
  December 2000 and $10,000,000 in December 2001, and interest payable quarterly at 7.0%. Unpaid interest and principal
  payable in full on the consummation of a Qualified Liquidity
  Event as defined in note agreements..........................     20,000,000     20,000,000

Capital lease obligation for the purchase of equipment totaling
  $20,460, interest at 6.28%, monthly principal and interest
  payments of $442, due in 1999................................         19,113         15,977
                                                                 -------------  -------------
                                                                    26,289,113     26,015,977
Less current portion...........................................        674,125        401,079
                                                                 -------------  -------------
                                                                 $  25,614,988  $  25,614,898
                                                                 -------------  -------------
                                                                 -------------  -------------

    The aggregate amount of required principal payments are as follows:

                                                                 DECEMBER 31,   SEPTEMBER 30,
                                                                     1995           1996
                                                                 -------------  -------------
Period Ended December 31:
  1996.........................................................  $     674,125  $     401,079
  1997.........................................................        504,577        504,487
  1998.........................................................          4,777          4,777
  1999.........................................................          5,634          5,634
  2000.........................................................     10,000,000     10,000,000
  Thereafter...................................................     15,100,000     15,100,000
                                                                 -------------  -------------
                                                                 $  26,289,113  $  26,015,977
                                                                 -------------  -------------
                                                                 -------------  -------------

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

5. SUBORDINATED AND LONG-TERM DEBT: (CONTINUED)
    The Company is party to an agreement with a bank for short-term (Note 4) and long-term credit facilities, all as described above. Borrowings are collateralized by substantially all assets of the Company. The agreement includes various restrictive covenants which, among other things, restrict the payment of dividends and indebtedness and require the Company to maintain minimum debt service coverage ratios, minimum working capital amounts and limit capital expenditures. The agreement also specifies that, so long as there are amounts outstanding pursuant to the credit facility, on May 1 of each year, beginning in 1997, the Company will pay the bank 25% of its excess cash flow, as defined in the agreement, unless the ratio of cash flow to debt service is greater than 1:1.

6. OPERATING LEASE COMMITMENTS:

    The Company leases its facilities for $18,074 per month under an operating lease expiring September 30, 1998. The Company pays taxes, insurance, normal maintenance and certain other operating expenses. The lease includes provisions for rent escalation based on increases in the consumer price index. The Company has two consecutive two year renewal options on this lease.

    Future minimum payments under the non-cancelable operating lease are as follows:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Period Ended
  1996..........................................................   $  216,888    $    54,222
  1997..........................................................      216,888        216,888
  1998..........................................................      216,888        216,888
                                                                  ------------  -------------
                                                                   $  650,664    $   487,998
                                                                  ------------  -------------
                                                                  ------------  -------------

    Rent expense totaled $34,400 for the eleven months ended December 31, 1993, $53,397 and $125,238 for the years ended December 31, 1994 and 1995, respectively, and $80,486 and $162,666 for the nine months ended September 30, 1995 and 1996, respectively.

7. EMPLOYEE BENEFIT PLAN:

    The Company sponsors a 401(k) plan that covers eligible full-time employees. Employer matching contributions are made at the discretion of the Board of Directors. Employer contributions totaled $26,790 for the eleven months ended December 31, 1993, $19,603 and $35,217 for the years ended December 31, 1994 and 1995, respectively, and $26,413 and $43,217 for the nine months ended September 30, 1995 and 1996, respectively.

8. SHAREHOLDERS' EQUITY (DEFICIT):

    The Company is authorized to issue 10,000,000 shares of voting common stock, no par value. At its discretion, the Board of Directors may declare dividends on shares of common stock. Upon liquidation or dissolution, holders of common stock will be paid only after both Series A and Series B Preferred Stock preferences have been satisfied.

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

8. SHAREHOLDERS' EQUITY (DEFICIT): (CONTINUED)
    On December 27, 1995 all outstanding shares of common stock were split 1,000 for one. On January 22, 1996 all outstanding shares of common stock were split two for one. On December 9, 1996, all outstanding shares of common stock were split four for one. All common stock share amounts have been restated to reflect these stock splits.

    During 1995 the Company authorized and issued 300,000 shares of Series A Convertible Preferred Stock, no par value. All holders of Series A Convertible Preferred Stock are entitled to vote on all matters with the holders of the common stock on an "as if converted" basis. Each share of Series A Convertible Preferred Stock is convertible into that number of shares as is determined by dividing the original per share purchase price by a conversion price. The conversion price, at the option of the holder or automatically upon sale of the Company's common stock as defined in the Articles of Incorporation, is subject to weighted average anti-dilution protection and proportional adjustments in the event of stock splits and similar events. Consequently, as a result of the common stock splits in 1996, the shares of Series A Convertible Preferred Stock are convertible to 2,400,000 shares of common stock. Upon liquidation or dissolution, holders of Series A Convertible Preferred Stock will receive preference over holders of common stock and Series B Redeemable Preferred Stock.

    During 1995, the Company authorized and issued 200,000 shares of Series B Redeemable Preferred Stock, no par value, to an officer as compensation for future service. The Series B Redeemable Preferred Stock has no voting rights. At its discretion, the Board of Directors can declare dividends on shares of Series B Redeemable Preferred Stock. Upon liquidation or dissolution, after payment in full of the liquidation preferences to holders of Series A Convertible Preferred stock, the holder of Series B Redeemable Preferred Stock is entitled to the redemption value of the shares plus all accrued and unpaid dividends. Under the terms of the officer's employment agreement, the shares vested ratably over a period of six years. On December 9, 1996, the employment agreement was modified whereby all 200,000 shares become fully vested on January 1, 1997. Under the terms of the amendment, 80,000 shares become redeemable at a price of $5 per share on January 1, 1997. The remaining 120,000 shares become redeemable at a price of $5 per share on the earlier of the closing of a qualified public offering of the Company's stock, or if no such qualified public offering has occurred, 60,000 shares in each of December 2000 and 2001. The Series B Redeemable Preferred Stock has been recorded at its redemption price of $5 per share with a corresponding charge to shareholders' equity (deficit) for deferred compensation. Compensation expense will be recognized on a straight-line basis from December 9, 1996 through January 1, 1997, resulting in recognition of the remaining deferred compensation of $874,999 in the fourth quarter of 1996. Through September 30, 1996, compensation expense was recognized on a straight-line basis over 6 years.

9. STOCK OPTIONS:

    On December 29, 1995 the Company adopted an employee stock option plan (the "Plan"), which provides for nonqualified and incentive stock options for officers, directors, employees and consultants, and reserved a total of 1,411,760 shares of common stock for issuance pursuant to the Plan. Options under the Plan will generally expire 10 years from the date of grant, or 5 years in the case of an optionee owning more than 10% of the voting power of all classes of stock. Under the Plan, the Plan administrator will fix the conditions for the exercise of the options. Purchase prices for common stock subject to options issued

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

9. STOCK OPTIONS: (CONTINUED)
under the Plan generally approximate fair market value of the related shares at the date of grant. Generally, options vest over four years.

    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation" for the nine months ended September 30, 1996. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

    Information regarding activity of the option plan is as follows:

                                                                                  WEIGHTED
                                                                                   AVERAGE
                                                                                  EXERCISE
                                                                      SHARES        PRICE
                                                                    ----------  -------------
Options outstanding, January 1, 1995..............................      --           --
Options granted--December 29, 1995................................     705,880    $   0.184
                                                                    ----------
Options outstanding, December 31, 1995............................     705,880    $   0.184
Options granted--February 1996....................................     405,000    $   0.184
Options granted--June 1996........................................     106,000    $   0.184
Options granted--September 1996...................................     103,000    $   0.184
Options exercised.................................................     (91,368)   $   0.184
                                                                    ----------
Options outstanding, September 30, 1996...........................   1,228,512    $   0.184
                                                                    ----------
                                                                    ----------
Options available for grant at September 30, 1996.................      91,880
                                                                    ----------
                                                                    ----------
Weighted average fair value of options granted in 1996............                $   0.225
                                                                                     ------
                                                                                     ------

    No compensation expense has been recorded for options granted in December 1995, February 1996, and June 1996 because the options granted during this period were for prices equal to the fair value of the related shares, based on the price of the shares of common stock purchased by investors in December 1995 (see Note 1). For options issued in September, 1996, deferred compensation expense of $32,574 was recorded in the amount of the excess of the value of the underlying common stock based on an independent appraisal, over the option price. Deferred compensation expense is being amortized over four years.

    The following table summarizes information about fixed-price options outstanding at September 30, 1996:

                               WEIGHTED-
                                AVERAGE        WEIGHTED-                   WEIGHTED-
                 NUMBER        REMAINING        AVERAGE       NUMBER        AVERAGE
  EXERCISE     OUTSTANDING    CONTRACTUAL      EXERCISE     EXERCISABLE    EXERCISE
    PRICE      AT 9/20/96        LIFE            PRICE      AT 9/30/96       PRICE
-------------  -----------  ---------------  -------------  -----------  -------------
  $   0.184     1,228,512        9 Years       $   0.184     $  97,368     $   0.184

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

9. STOCK OPTIONS: (CONTINUED)
    The following table presents net income and per share amounts for the year ended December 31, 1995 and the nine months ended September 30, 1996 and as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS 123:

                                                                   YEAR ENDED    NINE MONTHS
                                                                  DECEMBER 31,      ENDED
                                                                    1995 PRO    SEPTEMBER 30,
                                                                     FORMA          1996
                                                                  ------------  -------------
Net income--as reported.........................................   $2,343,515    $ 2,779,924
                                                                  ------------  -------------
                                                                  ------------  -------------
Net income--pro forma...........................................   $2,343,515    $ 2,743,017
                                                                  ------------  -------------
                                                                  ------------  -------------
Earnings per share--as reported.................................   $     0.20   $       0.30
                                                                  ------------  -------------
                                                                  ------------  -------------
Earnings per share--pro forma...................................  $      0.20   $       0.30
                                                                  ------------  -------------
                                                                  ------------  -------------

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1995 and 1996:

Risk free interest rate............................................      5.60%
Expected lives.....................................................    5 years

10. INCOME TAXES:

    The Company's status as an S Corporation was automatically terminated on October 31, 1995 as a result of the sale by the former sole shareholder of stock to an entity that is not eligible to be a shareholder in a subchapter S Corporation. For the period from January 1, 1995 through October 31, 1995, the former sole shareholder was taxed on the Company's taxable income. The sole stockholder of the Company for the periods in which the Company was taxed as an S Corporation has indemnified and agreed to hold the Company harmless from any federal or state income tax liability, including interest and penalties (if any), resulting from the Company failing to qualify as an S Corporation from inception through October 31, 1995.

    For the income earned after the termination of its status as an S Corporation, the Company will provide for income taxes under the principles of SFAS No. 109. This statement requires that income tax be provided for taxes currently due and for expected future tax effects of the temporary differences between the book and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by valuation allowances when management determines that their realization is not likely.

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

10. INCOME TAXES: (CONTINUED)
    The significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Deferred income tax assets:
  Tax loss carryforwards........................................   $   28,000    $   --
  Allowance for doubtful accounts...............................       10,200         44,200
  Inventory capitalization......................................        9,500         34,700
  Inventory reserve.............................................       --             30,600
  Accrued warranty costs........................................       --            136,000
  Other accrued liabilities.....................................       12,300         17,900
                                                                  ------------  -------------
    Deferred income tax assets..................................       60,000        263,400
                                                                  ------------  -------------
Deferred income tax liability:
  Depreciation..................................................        8,000         13,000
                                                                  ------------  -------------
    Deferred income tax liability...............................        8,000         13,000
                                                                  ------------  -------------
    Net deferred tax asset......................................   $   52,000    $   250,400
                                                                  ------------  -------------
                                                                  ------------  -------------

    Although realization is not assured, management believes that it is more likely than not that all of the net deferred tax asset will be realized through future taxable income.

    The income tax (benefit) provision consists of the following:

                                                                                 NINE MONTHS
                                                                   YEAR ENDED       ENDED
                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Current.........................................................   $   --        $ 1,633,262
Deferred........................................................      (25,000)      (198,400)
Change in tax status............................................      (27,000)       --
                                                                  ------------  -------------
                                                                   $  (52,000)   $ 1,434,862
                                                                  ------------  -------------
                                                                  ------------  -------------

                            APEX PC SOLUTIONS, INC.

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

10. INCOME TAXES: (CONTINUED)
    Reconciliations of the effective income tax rate on income before taxes with the Federal statutory rate of 34% is as follows:

                                                                                 NINE MONTHS
                                                                   YEAR ENDED       ENDED
                                                                  DECEMBER 31,  SEPTEMBER 30,
                                                                      1995          1996
                                                                  ------------  -------------
Statutory rate..................................................         34.0%         34.0%
Change in tax status:
  Effect of earnings attributable to S Corporation
    shareholder.................................................        (35.0)       --
  Effect of establishment of deferred taxes.....................        (0.76)       --
Other...........................................................         0.30        --
                                                                  ------------       ------
Effective tax rate..............................................        (1.46)%        34.0
                                                                  ------------       ------
                                                                  ------------       ------

    The 1993 and 1994 statements of operations do not reflect a provision for income taxes due to the Company's status as an S Corporation. The pro forma provisions for income taxes were based on the statutory tax rate of 34%.

11. COMMITMENTS AND CONTINGENCIES:

    PURCHASE COMMITMENT

    In October 1996, the Company signed a 12-month commitment to purchase certain product components. The total commitment will range from $600,000 to $950,000. Although future prices and demand for these components cannot be predicted in advance with certainty, management does not anticipate that this commitment will result in the recognition of gross losses for the Company.

    OEM AGREEMENT

    A major OEM customer, after placing a significant OEM order in October 1995, canceled its OEM agreement with the Company in mid 1996. This OEM customer accounted for only 1% of the Company's sales in 1995, but accounted for 24% of sales for the nine months ended September 30, 1996. Cancellation fees and termination charges are being negotiated with the OEM customer. In connection with the cancellation, the OEM customer paid the Company $500,000 to begin termination of the project. Management believes the $500,000 will be adequate to cover all direct costs related to the cancellation, including cancellation fees, termination charges, and purchased inventory on hand. At September 30, 1996, $379,122 of this amount was remaining and included in customer deposits. In addition, purchases related to the order totaling $190,229 are included in inventory at September 30, 1996.

12. DISCONTINUED OPERATIONS:

    In June 1994, the Company discontinued its computer maintenance service business. Revenues from the discontinued operation were $2,969,790 for the eleven months ended December 31, 1993 and $1,776,070 in 1994. There were no net gains or losses recorded on disposition of the segment.

FOR INSIDE BACK COVER:

    The phrase "Innovation & Technology by Design" appears at the top of this page, off center left.

    The middle third of this page consists of the Company Logo, beneath which the following text (the "Apex Value Statement") is centered:

    "The Company provides "plug and play" stand-alone switching systems and integrated server cabinet solutions to many of the network administration, management and storage problems faced by organizations with client/server networks."

    Photographs depicting the Company's branded products, each with accompanying text, are on either side of the Company Logo and Apex Value Statement. On the left side, top, the product name "SunDial" and a photograph of a SunDial switch with a keyboard, video monitor and mouse console appears, accompanied by the following text:

            "10-port capacity (1 switch)
           Operates 2--100 systems from one console (using multiple switches) Integrates with OutLook and ViewPoint

    Sundial allows administrators to control up to 100 Sun Sparc workstations from a single console."

    On the left side, middle, the product name "OutLook" and a photograph of an OutLook switch with a keyboard, video monitor and mouse console appears, accompanied by the following text:

            "Single-user, PC keyboard, monitor and mouse switch
           Multi-platform capability
           Operates 2--64 systems from one console (using multiple switches)

    OutLook utilizes Apex's proprietary on-screen configuration and reporting ("OSCAR") interface that allows administrators to use their own naming conventions for individual servers, as opposed to predesignated numbers. OutLook can be configured to enable administrators to control up to 64 servers from a single console."

    On the left side, bottom, the product name "OutLook4" and a photograph of an OutLook4 switch with a keyboard, video monitor and mouse console appears, accompanied by the following text:

            "Multi-user, PC keyboard, monitor and mouse switch
           Multi-platform capability
           Operates 2--64 systems from one to four consoles

    OutLook4 includes the same features as OutLook, except that this multi-user system allows network administrators to operate up to 64 servers from up to four console positions."

    On the right side, top, the product name "ViewPoint" and a photograph of a ViewPoint switch with a keyboard, video monitor and mouse console and other hardware appears, accompanied by the following text:

            "Sixteen-user, command center switching system
           Multi-platform capability
           1000 ft. extension

    ViewPoint includes all of the attributes of OutLook except that it enables network administration staff to control as many as 256 servers by integrating the ViewPoint switch with multiple OutLook switches. ViewPoint's technology allows 'out of band' access to servers up to a 1,000 feet away."

    On the right side, middle, the product name "DensePack" and a photograph of four integrated DensePack cabinet systems appears, accompanied by the following text:

            "Customized server cabinet systems for network administration

    DensePack cabinets incorporate Apex's switching technology, as well as built-in ventilator fans, large rear doors and optional slide-out shelves to facilitate access to cables, connectors and servers. DensePack Model RS is a scaled-down version of DensePack and can be used in combination with full-sized DensePack cabinets or on a stand-alone basis in remote office applications."

    On the right side, bottom, the product name "SwitchBack" and a photograph of a SwitchBack switch, consisting of a remote unit and a local unit, each of which is paired with a keyboard, video monitor and mouse console, appears, accompanied by the following text:

            "500 ft. extension product
           remote lock-out feature

    SwitchBack consists of a local unit and a remote unit that allow users to control the attached server from either a primary or a remote console position linked by a single cable. The SwitchBack system includes a lock-out feature that prevents system capture. SwitchBack integrates with OutLook, OutLook4 and ViewPoint."

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS.THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                             ----------------------

                               TABLE OF CONTENTS
                             ----------------------

                                                    PAGE
                                                    -----
RISK FACTORS...................................           6
USE OF PROCEEDS................................          14
DIVIDEND POLICY................................          14
CAPITALIZATION.................................          15
DILUTION.......................................          16
SELECTED FINANCIAL DATA........................          17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS....................................          19
BUSINESS.......................................          27
MANAGEMENT.....................................          38
CERTAIN TRANSACTIONS...........................          44
PRINCIPAL SHAREHOLDERS.........................          46
DESCRIPTION OF CAPITAL STOCK...................          48
SHARES ELIGIBLE FOR FUTURE SALE................          50
UNDERWRITING...................................          51
LEGAL MATTERS..................................          52
EXPERTS........................................          52
AVAILABLE INFORMATION..........................          52
INDEX TO FINANCIAL STATEMENTS..................         F-1

                             ----------------------

    UNTIL                 , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                          SHARES

                                  [APEX LOGO]

                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                             MONTGOMERY SECURITIES

                                 DAIN BOSWORTH
                                  INCORPORATED

                                          , 1997

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 23B.08.320 of the Washington Business Corporation Act provides that a corporation's articles of incorporation may contain provisions that provide indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Restated Articles of Incorporation (Exhibit 3.1 hereto) limit the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by Washington law. Such limitation does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company's Articles of Incorporation and Bylaws (Exhibits 3.1 and
3.2 hereto) also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Washington law. Reference is also made to the Underwriting Agreement (Exhibit 1.1 hereto) which provides that the Underwriters will indemnify officers and directors of the Company against certain liabilities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the registration of the Common Stock. To the extent the Underwriters' over-allotment option is exercised, the Company will pay any expenses of the Selling Shareholders.

SEC Registration Fee............................................  $  13,417
NASD Filing Fee.................................................      4,928
Nasdaq Stock Market Fee.........................................     47,900
Legal Fees and Expenses.........................................    160,000
Auditing and Accounting Fees and Expenses.......................    170,000
Blue Sky Fees and Expenses......................................      3,000
Printing and Engraving Expenses.................................    120,000
Transfer Agent and Registrar Fees and Expenses..................     14,000
Directors and Officers Insurance Policy Premium.................    250,000
Miscellaneous...................................................     16,755
                                                                  ---------
    Total.......................................................  $ 800,000
                                                                  ---------
                                                                  ---------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    The Company issued and/or sold the following securities within the past three years that were not registered under the Securities Act since each such transaction was, in the opinion of the Company, exempt from registration under the Securities Act by virtue of Section 4(2) thereof and, where noted, other exemptions. No underwriters participated in the offer or sale of any of these securities, and no underwriters' fees or commissions were paid.

    The share and per-share numbers presented below have been adjusted to reflect the 1,000-for-one stock split of the Company's Common Stock effected in December 1995, the two-for-one stock split of the Company's Common Stock effected in January 1996, and the four-for-one stock split of the Company's Common Stock effected in December 1996.

    COMMON STOCK

    (a) On December 29, 1995 the Company issued 1,600,000 shares of Common Stock to certain accredited investors at a price of $0.18375 per share pursuant to that certain Stock and Subordinated Note Purchase Agreement dated December 29, 1995. The Company relied on the exemption provided by Rule 506 under Regulation D and Section 4(2) of the Securities Act.

    (b) From February 1996 through November 1996, the Company sold an aggregate of 660,016 shares of its Common Stock to employees, directors, consultants and advisors under the Company's 1995 Employee Stock Plan at a weighted average exercise price of $0.1895 per share. The Company relied on the exemption provided by Rule 701 of the Securities Act.

    SERIES A CONVERTIBLE PREFERRED STOCK

    On December 29, 1995 the Company issued 300,000 shares of Series A Convertible Preferred Stock to certain accredited investors at a price of $7.35 per share pursuant to the Stock and Subordinated Note Purchase Agreement. The Company relied on the exemption provided by Rule 506 under Regulation D and
Section 4(2) of the Securities Act.

    SERIES B REDEEMABLE PREFERRED STOCK

    On December 29, 1995 the Company issued 200,000 shares of Series B Redeemable Preferred to Mr. Hafer subject to certain restrictions pursuant to an employment agreement dated December 29, 1995. The Company relied on the exemption provided by Section 4(2) of the Securities Act.

    The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates issued in such transactions. All recipients had adequate access, through employment or other relationships or by disclosure by the Company, to information about the Company.

ITEM 27.  EXHIBITS.

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement

       3.1   Restated Articles of Incorporation

       3.2   Amended and Restated Bylaws

       4.1   See Article II of Exhibit 3.1 and Articles II, IV and IX of Exhibit 3.2

       5.1   Opinion of Davis Wright Tremaine LLP

      10.1   Registration Rights Agreement dated December 29, 1995

      10.2   S Corporation Indemnification Agreement dated December 29, 1995

      10.3   Employment Agreement dated December 29, 1995 by and between the Company and Kevin J. Hafer

      10.4   Credit Agreement dated December 28, 1995 by and between the Company and U.S. Bank of Washington,
               National Association

      10.5   Lease Agreement dated March 22, 1995 by and between the Company and Christopher L. Clark

      10.6   Purchase Agreement dated September 19, 1994 by and between the Company and Compaq Computer Corporation*

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.7   Private Label Agreement dated September 8, 1994 by and between the Company and Wright Line, Inc.*

      10.8   Form of the Company's Proprietary Information and Noncompetition Agreement

      10.9   1995 Employee Stock Plan

      10.10  Form of Nonstatutory Stock Option Letter Agreement related to 1995 Employee Stock Plan

      10.11  Employee Stock Purchase Plan

      10.12  Letter Agreements dated October 16, 1996 and October 24, 1996 by and between the Company and Pioneer
               Standard Electronics, Inc.*

      10.13  Stock and Subordinated Note Purchase Agreement dated December 29, 1995

      10.14  Class A Subordinated Promissory Notes dated December 29, 1995

      10.15  Class B Subordinated Promissory Note dated December 29, 1995

      11.1   Computation of Pro Forma Income Per Share

      23.1   Consent of Davis Wright Tremaine LLP (contained in Exhibit 5.1)

      23.2   Consent of Coopers & Lybrand L.L.P.

      24.1   Power of Attorney (included on page II-4 hereto)

      27.1   Financial Data Schedule

------------------------

*Confidential treatment requested for portions of these agreements.

ITEM 28.  UNDERTAKINGS.

    The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The Company hereby undertakes that it will: (1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and (2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and it will be governed by the final adjudication of such issue.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Woodinville, State of Washington, on December 12, 1996.

                                APEX PC SOLUTIONS, INC.

                                By:               /s/ KEVIN J. HAFER
                                      ------------------------------------------
                                                    Kevin J. Hafer
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Kevin J. Hafer and Douglas A. Bevis, jointly and severally, as attorney-in-fact, each with power of substitution, for such person and in any and all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                      SIGNATURE                                       TITLE                         DATE
------------------------------------------------------  ---------------------------------  ----------------------
                  /s/ KEVIN J. HAFER                    President, Chief Executive
     -------------------------------------------          Officer and Director (Principal    December 12, 1996
                    Kevin J. Hafer                        Executive Officer)

                 /s/ DOUGLAS A. BEVIS                   Vice President, Chief Financial
     -------------------------------------------          Officer (Principal Financial       December 12, 1996
                   Douglas A. Bevis                       and Accounting Officer)

               /s/ JEFFREY T. CHAMBERS
     -------------------------------------------        Director                             December 12, 1996
                 Jeffrey T. Chambers

                  /s/ STERLING CRUM
     -------------------------------------------        Director                             December 12, 1996
                    Sterling Crum

                 /s/ EDWIN L. HARPER
     -------------------------------------------        Director                             December 12, 1996
                   Edwin L. Harper

                 /s/ WILLIAM MCALEER
     -------------------------------------------        Director                             December 12, 1996
                   William McAleer

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER     EXHIBIT DESCRIPTION                                                                                 PAGE
-----------  ------------------------------------------------------------------------------------------------  ---------
       1.1   Form of Underwriting Agreement..................................................................

       3.1   Restated Articles of Incorporation..............................................................

       3.2   Amended and Restated Bylaws.....................................................................

       4.1   See Article II of Exhibit 3.1 and Articles II, IV and IX of Exhibit 3.2.........................

       5.1   Opinion of Davis Wright Tremaine LLP............................................................

      10.1   Registration Rights Agreement dated December 29, 1995...........................................

      10.2   S Corporation Indemnification Agreement dated December 29, 1995.................................

      10.3   Employment Agreement dated December 29, 1995 by and between the Company and Kevin J. Hafer......

      10.4   Credit Agreement dated December 28, 1995 by and between the Company and U.S. Bank of Washington,
               National Association..........................................................................

      10.5   Lease Agreement dated March 22, 1995 by and between the Company and Christopher L. Clark........

      10.6   Purchase Agreement dated September 19, 1994 by and between the Company and Compaq Computer
               Corporation*..................................................................................

      10.7   Private Label Agreement dated September 8, 1994 by and between the Company and Wright Line,
               Inc.*.........................................................................................

      10.8   Form of the Company's Proprietary Information and Noncompetition Agreement......................

      10.9   1995 Employee Stock Plan........................................................................

      10.10  Form of Nonstatutory Stock Option Letter Agreement related to 1995 Employee Stock Plan..........

      10.11  Employee Stock Purchase Plan....................................................................

      10.12  Letter Agreements dated October 16, 1996 and October 24, 1996 by and between the Company and
               Pioneer Standard Electronics, Inc.*...........................................................

      10.13  Stock and Subordinated Note Purchase Agreement dated December 29, 1995..........................

      10.14  Class A Subordinated Promissory Notes dated December 29, 1995...................................

      10.15  Class B Subordinated Promissory Note dated December 29, 1995....................................

      11.1   Computation of Pro Forma Income Per Share.......................................................

      23.1   Consent of Davis Wright Tremaine LLP (contained in Exhibit 5.1).................................

      23.2   Consent of Coopers & Lybrand L.L.P..............................................................

      24.1   Power of Attorney (included on page II-4 hereto)................................................

      27.1   Financial Data Schedule.........................................................................

------------------------

*Confidential treatment requested for portions of these agreements.